UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 11, 2013

STANDARD DRILLING, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-51569	84-1598154
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

870 Market Street, Suite 828

San Francisco, California 94102

(Address of principal executive offices)  (zip code)

(650) 380-8280

(Registrant’s telephone number, including area code)

1640 Terrace Way

Walnut Creek, California 92660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Description of Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “seeks,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” below. Given these uncertainties, you should not place undue reliance on these forward-looking statements.  Such statements may include, but are not limited to, information related to: anticipated operating results; licensing arrangements; relationships with our customers; consumer demand; financial resources and condition; changes in revenues; changes in profitability; changes in accounting treatment; cost of sales; selling, general and administrative expenses; interest expense; the ability to secure materials and subcontractors; the ability to produce the liquidity or enter into agreements to acquire the capital necessary to continue our operations and take advantage of opportunities; legal proceedings and claims.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this report. You should read this report and the documents that we reference and filed as exhibits to this report completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF CERTAIN DEFINED TERMS

Except as otherwise indicated by the context, references in this report to “we,” “us,” “our,” “our Company,” or “the Company” are to the combined business of Standard Drilling, Inc. and its subsidiaries.

As noted below, the financial disclosure in this Current Report Form 8-K relates to the operations of The E-Factor Corp., a company that is now our majority-owned subsidiary as a result of the transactions described herein.  Standard Drilling’s fiscal year end is December 31st. Therefore, except as otherwise indicated by the context, references in this report to the “third quarter of 2012” and the “third quarter of 2011” are to the nine months ended September 30, 2012 and September 30, 2011, respectively.  References to “fiscal 2012” is to the Company’s 2012 fiscal year ended December 31, 2012.  References to “fiscal 2011” is to the Company’s 2011 fiscal year ended December 31, 2011, and references to “fiscal 2010” is to the Company’s 2010 fiscal year ended December 31, 2010.

In addition, unless the context otherwise requires and for the purposes of this report only:

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“Commission” refers to the Securities and Exchange Commission;

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“EFactor” refers to The E-Factor Corp., a Delaware corporation;

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“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

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“Securities Act” refers to the Securities Act of 1933, as amended; and

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“Standard Drilling” or “SDI” refers to Standard Drilling, Inc., a Nevada corporation.

ITEM 1.01

ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Share Exchange Agreement Between Standard Drilling, Inc. and The E-Factor Corp.

On February 1, 2013, we entered into an Acquisition and Share Exchange Agreement (the “Exchange Agreement”) by and among (i) Standard Drilling, (ii) EFactor, and (iii) certain shareholders of EFactor, pursuant to which 20 holders of approximately 70% of the outstanding common stock of EFactor transferred to us 6,580,250 of the common stock of EFactor in exchange for the issuance of 50,000,000 shares (the “Shares”) of our common stock and 5,000,000 shares of a yet to be created series of preferred stock to be entitled the “Series A Convertible Preferred Stock” (such transaction, the “Share Exchange”). This transaction closed on February 11, 2013.  As a result of the Share Exchange, EFactor became our majority-owned subsidiary.  We are now a holding company with all of our operations conducted through EFactor, which primarily consist of owning, operating and administering certain assets related to a social media network, on- and offline content and interests in a subsidiary that conducts business operations such as EQMentor and certain other intellectual property, as more fully discussed herein.

Sale and Purchase Agreement Between EFactor and MCC International, Ltd.

On August 17, 2012, EFactor entered into a Sale and Purchase Agreement to acquire 100% of the ownership of MCC International Ltd (registered In England Number 2953598) (hereinafter “MCC”) from DASPV, PTE Ltd (“DASPV”) in exchange for shares of EFactor’s common stock.  On execution of the agreement the parties agreed to be irrevocably bound to the sale and purchase of the MCC shares subject to a specific provisions permitting either party to fail to close the transaction in the event certain conditions precedent to closing were not satisfied.  Under the terms of the Sale and Purchase Agreement, as a condition to precedent to closing the transaction either EFactor or DASPV may at their discretion request that the transaction proposed by the Sale and Purchase Agreement fail to close in the event that EFactor does not list on a U.S. stock exchange and have publicly tradable shares by 30th September 2012..

As reported above, on February 1, 2013, EFactor entered into an Acquisition and Share Exchange Agreement (the “Exchange Agreement”) by and between (i) Standard Drilling, (ii) EFactor, and (iii) certain shareholders of EFactor, pursuant to which Standard Drilling acquired a majority interest in EFactor in a reverse-acquisition transaction. Standard Drilling’s common stock is currently traded on OTC Markets on the “OTCQB” tier.  As a result on February 11, 2013, EFactor and MCC agreed that upon the filing by Standard Drilling of this Current Report on Form 8-K with the SEC, that the condition precedent for EFactor to list on a U.S. stock exchange and have publicly traded shares will be satisfied and any right by either party to not close the Sales and Purchase Agreement pursuant to the terms thereof is otherwise extinguished.

The foregoing description of the key terms of the Sale and Purchase Agreement is qualified in its entirety by the full text of the related documents, which is filed as Exhibit 10.2 to this report and incorporated by reference into this Item 1.01.

Share Exchange Agreement Between EFactor and Home Training Initiative Ltd.

On January 8, 2013, EFactor entered into a Share Exchange Agreement with Five5Five PTE Ltd. (“Five5Five”), the sole shareholder of Home Training Initiative Ltd, a United Kingdom company (“HT”) to acquire all of the capital stock of HT in exchange for 2,700,000 shares of EFactor’s common stock (the “HT Exchange Shares”). HT is an online learning and workforce development provider that offers an innovative and highly scalable range of online and blended learning programs to deliver workforce development training. In addition to its accredited learning programs, HT delivers a spectrum of services for individuals and organizations of all sizes – including job creation and job brokerage, personal and workforce development and online (non-accredited) short courses.  Upon satisfaction of the conditions to closing, HT will operate as a wholly owned subsidiary of EFactor.

The completion of the acquisition and the obligations of EFactor to deliver the HT Exchange Shares are subject to the fulfillment by the parties (or waiver by the parties), at or prior to the closing, of the following conditions:

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Standard Drilling has completed the Share Exchange with EFactor .

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Standard Drilling and EFactor have received all approvals and clearance from all financial industry regulatory authority, state regulatory agencies associated with the Share Exchange.

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All consents, approvals, authorizations, qualifications and orders of governmental or regulatory bodies.

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HT has provided an opinion of legal counsel, satisfactory to us, that the Exchange of the HT Shares meets all, if any applicable government authorizations under the laws of the United Kingdom.

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HT and HT Shareholder takes all action necessary to provide us with adequate business information required by Regulation S-X and any other filing requirements to be satisfied by the us in connection with the acquisition of the HT capital stock.

The foregoing description of the key terms of the Exchange Agreement is qualified in its entirety by the full text of the document, which is filed as Exhibit 10.3 to this report and incorporated by reference into this Item 1.01.

ITEM 2.01

COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On February 11, 2013, we completed the acquisition of a majority interest in EFactor pursuant to the Exchange Agreement. The acquisition was accounted for as a recapitalization effected by a share exchange, wherein EFactor is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

FORM 10 DISCLOSURES

As disclosed in this report, on February 11, 2013, we acquired a majority interest in EFactor in a reverse-acquisition transaction. Item 2.01(f) of Form 8-K provides that if the registrant was a shell company, other than a business combination related shell company, as those terms are defined in Rule 12b-2 under the Exchange Act, immediately before the reverse acquisition transaction disclosed under Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10 under the Exchange Act reflecting all classes of the registrant’s securities subject to the reporting requirements of Section 13 of the such Exchange Act upon consummation of the transaction.

Since we were a shell company immediately before the reverse acquisition transaction disclosed under Item 2.01 and the acquisition of EFactor is sufficient to make us no longer a shell company, we are providing below the information that we would be required to disclose on Form 10 under the Exchange Act if we were to file such form for the purposes of providing full disclosure to our shareholders and the public market.  Please note that the information provided below relates to the combined enterprises after the acquisition of EFactor, except that information relating to periods prior to the date of the reverse acquisition only relate to EFactor unless otherwise specifically indicated.

Accordingly, we are providing the following information in this Current Report.

DESCRIPTION OF BUSINESS

Business Overview

Corporate History

We were incorporated in Nevada on July 27, 2001.  At the time of our incorporation we were in the business of developing and marketing easily maintained website systems, managed website hosting, search engine placement, email marketing and graphi design. Prior to the reverse acquisition transaction with EFactor described below, we did not have any business or operations and was considered a “shell” company under Federal securities laws.

Reverse Acquitision of EFactor

On February 1, 2013, we entered into an Acquisition and Share Exchange Agreement (the “Exchange Agreement”) by and among (i) Standard Drilling, (ii) EFactor, and (iii) certain shareholders of EFactor, pursuant to which 20 holders of approximately 70% of the outstanding common stock of EFactor transferred to us 6,580,250 of the common stock of EFactor in exchange for the issuance of 50,000,000 shares (the “Shares”) of our common stock and 5,000,000 shares of a yet to be created series of preferred stock to be entitled the “Series A Convertible Preferred Stock” (such transaction, the “Share Exchange”). This transaction closed on February 11, 2013.

As a result of the transaction, (i) EFactor became our majority-owned subsidiary, (ii) our sole officer and director resigned immediately, and we appointed four new directors and retained new executive officers; and (iii) we changed our business focus to owning, operating and administering certain assets related to a social media network, on- and offline content and interest in a subsidiary that conducts business operations as EQMentor and certain other intellectual property.

Subsequent to this filing, it is our intention to complete the acquisitions of MCC International, Ltd and Home Training Initiative, Ltd.  Agreements have been reached between parties but are subject to completion of the reverse acquisition between Standard Drilling and EFactor and filing of this Current Report on Form 8-K.

Our operations are now conducted through our majority-owned subsidiary, EFactor.  The term “we” as used throughout this document refers to Standard Drilling, Inc. and our wholly-owned subsidiary, The E-Factor Corp.  In accordance with financial reporting for reverse merger transactions the financial reporting contained herein is only that of EFactor and does not include Standard Drilling’s financial results.

EFactor

EFactor was organized as a Delaware corporation on October 30, 2007.  On March 1, 2008, EFactor launched EFactor.com, which has since become what we believe to be the world’s largest social network for entrepreneurs, with over 1 million members in all 195 countries listed by the United Nations, representing 240 industries.

With EFactor.com, entrepreneurs can create new connections that bring value to the entrepreneur’s business or the fledgling entrepreneur’s idea. The core of EFactor’s service is to create these valuable connections that are based on a strong proprietary algorithm that is at the heart of EFactor’s database.

In addition to matches between peers, mentors and investors - EFactor offers key support in 4 distinct areas:

1.

Funding: EFactor educates and facilitates entrepreneurs in their search for funding.

2.

Knowledge: EFactor provides key information, articles, webcasts, videos and advice and access to mentors and peers.

3.

Saving costs: EFactor negotiates discounts on real products and services that entrepreneurs need.

4.

Business Development: EFactor connects to relevant people via its unique algorithm and its live events.

Although EFactor is a global platform, its marketing effort is focused on five core territories, being:

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USA

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UK

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India

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China

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The Netherlands

Additional territories will be developed over time with live events taking place in those geographies where a high concentration of members evolves.

EFactor has created and started to implement a strategy based on acquiring companies that fit with and add value to its core member base of Entrepreneurs. It has initiated research and identified a number of companies that can potentially provide a product or service that is scalable, profitable and easily adapted to accommodate thousands of new clients. Through this “roll-up strategy” the company will grow both organically and through acquisition over the next 12-18 months.

As the first phase of the strategy described above - EFactor has acquired a number of companies:

Subsidiary

EQmentor

On October 31, 2012, we acquired EQmentor, a cutting-edge online professional development company that provides working professionals 24/7 access to a custom-matched mentor, a global cross-industry peer community, and repositories of knowledge to empower high performance in the workplace organized in 2007, EQmentor is the first company to statistically demonstrate an increase in EQ through its program.  EQmentor mentees show an average increase of 17 points in their EQ scores between their pre and post assessments. To put that into context, other studies have shown that the average adult increases their EQ by just 3 points a year when processing the cumulative experiences that they have had during that one year. Said in another way, essentially, we can grow (mature) people 6 times faster than they otherwise would in a year.

EFactor will launch a specific EQmentor program for Entrepreneurs during the first quarter of 2013. It is the intention that each acquisition will create additional revenue streams by such new product offering.

EQmentor is the only professional development company in the world that has shown a statistically validated increase in EQ.  Dozens of other studies have already shown a positive correlation between high EQ and various performance metrics such as higher sales, higher productivity, higher employee engagement, customer satisfaction, etc. We intend to launch a specific EQmentor program for entrepreneurs during the first quarter of 2013. It is our intention that each acquisition will create additional revenue streams by such new product offering.

Business of Proposed Acquisitions

MCC International

MCC International, Ltd. (“MCC”) is a PR and Communications agency, founded in 1988 and is registered in England under the No. 2953598 with its registered office on 3rd Floor, 207 Regent Street, London, W1B 3HH. MCC promotes high and emerging technology and science companies, as well as professional service organizations, from entrepreneur start-ups and spin-offs to global consumer brands.  The agency promotes high and emerging technology and science companies, as well as professional service organizations - from entrepreneur start-ups and spin-offs to global consumer brands.  MCC utilizes a dedicated team that combines sharp journalistic skills with an acute appreciation of PR in the wider context of sales and marketing and are well known for our “sleeves rolled up, getting stuck in” approach to delivering valuable column inches and significant return on investment.  MCC is located in the Southampton University Science Park, Southampton, England, UK, alongside many leading technology and science companies.  MCC is at the forefront of setting the IT and science agenda, breaking stories to broadcasters, national, trade, digital and social media and provides compelling and incisive comment and position our clients as leading players in their target markets.  We anticipate closing the acquisition of MCC with the filing of this Current Report.

Home Training Initiative Ltd.

Home Training Initiative Ltd., (“HT”) has been operating as an online learning and workforce development provider since May 2008. The company is registered at 42 Lytton Road, Barnet EN5 5BY, Registration No.  05780804, with headquarters located in London, UK. HT commenced operations by offering an innovative and highly scalable range of online and blended learning programs to deliver workforce development training, but had aspirations to develop much further. HT achieved ‘Quality Centre’ status with City & Guilds in January 2010, NCFE in April 2011, the Institute of Leadership and Management in September 2011 and VTCT in October 2012 (centre number 014861).  This combination of awarding body accreditations allows HT to deliver National Vocational Qualifications (NVQs) and apprenticeship frameworks (both funded and commercial) for health and social care, childcare, business administration, retail and customer service, warehousing and logistics, ICT, hair-care and beauty therapy, as well as a wide range of management and leadership skills.  HT has delivered learning programs under ‘Train to Gain’, European Social Fund (ESF) welfare-to-work, Skills Funding Agency (SFA) apprenticeship and Department of Work and Pensions (DWP) ‘Future Jobs Fund’ contracts, always meeting (and often exceeding) targets.  As both a DWP prime contractor and a sub‐contractor to the Third Sector Consortium (3SC), four separate DWP Future Jobs Fund (FJF) contracts were successfully delivered by creating new jobs and placing 756 young long-term unemployed people (‘NEET’s) into 26-week work‐experience placements between October 2009 and January 2011. The achievement of 61.7% job‐sustainability was one of the highest levels of post‐program performance achieved by any independent FJF provider. With the aim of growing HT as a key strategic partner to prime contractors, and eventually to becoming a prime contractor in its own right, a learning industry specialist Operations Director was recruited in May 2011.  By September 2011, HT had reconfigured its workforce development delivery model to enable apprenticeship and ‘stand‐alone’ qualification delivery, and this side of the business grew considerably in the last quarter of 2011.  When the HT Operations Director resigned due to health issues in January 2012, she was replaced by an experienced and respected Chief Operating Officer in February 2012.  Other management changes followed, and HT now has a structure that is more operationally efficient and appropriate to take on new opportunities. The senior management team has a great deal of skill and many years’ experience working with the private sector for both job-creation and workforce development, particularly with SME employers – from where most of the employment growth is expected to come as the UK climbs out of recession.  In addition to its accredited learning programs, HT now delivers a spectrum of services for individuals and organizations of all sizes – including job‐creation and job brokerage, personal and workforce development and online (non-accredited) short‐courses. The Company has always placed high emphasis on operational and service quality, and this has been recognized through its achievement of the ‘Investors in People’ (workforce development), ‘Customer First’ (end-user service) and ‘Matrix’ (management) standards.  The Matrix award was presented to HT in person by the UK Government’s Minister for Further Education, Skills and Lifelong Learning when he visited the Company’s offices in February 2012.  HT invests considerable time and effort in fostering relationships with a variety of external organizations, both through its own in-house call-centre and ‘outreach’ team of qualified workplace assessors, for the purpose of enhancing its range of services, expanding potential client groups, developing employer relationships, and as a means to build capacity generally.  The Company delivered learning contracts worth in excess of £1.3m in the last academic year, and has already been awarded two new contracts worth £840k and £240k respectively in the current academic year (from August 1, 2012). By satisfying all SFA due diligence requirements in July 2012, HT Skills is now on the official Register of Training Organisations and is therefore eligible for direct contracts in its own right.

Similar programs leveraging the core education modules already developed by HT will be rolled out in EFactor’s other core territories.  We anticipate closing the acquisition of HT shortly after filing this Current Report once all the conditions for closing have been met.

Social Media Market Overview

EFactor can be classified as a “niche social network” and operates in the generic “social media” industry. The market in which EFactor operates can be characterized by the following info from ComScore* (Industry Report, Jan 2012):

“Over the past few years, social networks have evolved to become an integral part of the online experience, providing the means for users to facilitate offline connections and build new ones online. In the process, social networks have shaped the way we communicate and have even cultivated new social behaviors. Indisputably, the way we keep in touch with friends, find recommendations, and share ideas with others has changed with the advent of social networking.”

Here are three of the key findings from the ComScore report:

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Social Networking is the most popular online activity worldwide;

2.

In October 2011, 1.2 billion users around the world visited social networking sites, accounting for 17% of the world’s population; and

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Nearly 1 in every 5 minutes spent online around the world is now spent on social networking sites, making Social Networking the most popular content category in engagement worldwide.

* ComScore is a leading internet technology company that provides Analytics for a Digital World™. ComScore measures what people do as they navigate the digital world – and turns that information into insights and actions for its clients to maximize the value of their digital investments. ComScore is a listed company on NASDAQ (symbol: SCOR).

According to Global Entrepreneurship Monitor [Jan. 19, 2012], (GEM)§: “GEM finds an upsurge in entrepreneurship around the world [with] entrepreneurs… now numbering near 400 million in 54 countries  with millions of new hires and job creation expectations in the coming years.”

§The Global Entrepreneurship Monitor (GEM) project is an annual assessment of the entrepreneurial activity, aspirations and attitudes of individuals across a wide range of countries. Initiated in 1999 as a partnership between London Business School and Babson College,

In Management’s view, niche social networks in particular are poised for growth in the coming years as people shift from generic platforms to those where they feel they are connecting with likeminded people sharing a common interest.

Entrepreneurship, the key focus of EFactor, is one of the biggest common interests in the world today and a growing market exists serving those that start their own business.  According to Moya K. Mason (Independent Researcher) – annually, 472 million entrepreneurs worldwide attempt on average to start 305 million companies. Ultimately approximately 100 million new businesses (or one third) will effectively open each year around the world.  Some further Key Industry information is below:

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Facebook reported US$ 3.7 billion revenue (2011)

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LinkedIn reported Q1 2012 US$ 188.5 million in revenue (net income US$5 million) compared to US$ 93.9 million revenue (net US$2.1 million) in Q1 2011

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Twitter’s Dick Costolo (CEO Twitter) Expects to do US$ 1 billion revenue in 2014

Our relevant market size is based on entrepreneurs in fast-growing industries that have an affinity with the online world.  Of the 472 million potential entrepreneurs mentioned above - approximately 25% would be considered our target audience, e.g. 120 million members. Of these, we would anticipate reaching and signing up approx. 20% or 24 million in the next three and a half years (2012 through 2015).

Competitive Analysis

No direct competitors exist that combine the niche community for entrepreneurs with the real-time events and access to real resources and funding. There are other companies that do one of these aspects (i.e. only funding such as Gust or social networking in general such as Facebook) but not combined in the way such as EFactor.

EFactor is unique in that it started out when social networking was in its infancy. There are very few companies as yet that have the expertise and in-depth knowledge that EFactor has built over the past four years of the industry as a whole and social media in detail.

A business EFactor most often gets compared to is LinkedIn. LinkedIn does not allow for the typical social networking elements although it seems to be creating them over time.  LinkedIn is focused at professionals that are in full employment with a firm/organization, whereas, EFactor specifically aims at the business owner.  LinkedIn’s revenue is largely derived from recruitment companies and software sold to HR departments.  EFactor’s revenue is derived from its members, sponsors and products/services sold to members as well as in future from data-mining and advertising.

Competition is not that easily created - building the volume of members has in the past proven in the past to be the main obstacle to market entry.  A number of communities have started but failed to reach more than 50,000 members, which does not appear to be a number that will allow for sustainable revenue and business growth. Technology can be built, but the cost to maintain is high given the regular updates needed to keep up with the markets and improvements.

It is possible that social networking entities such as LinkedIn or Facebook could opt to create their own network focused specifically on entrepreneurs.  However, management does not anticipate that these entities will create the “offline” element that EFactor has through its global events and webinars. Both LinkedIn and Facebook focus primarily on the online aspect, and do not directly facilitate any off-line personal interaction between members let alone provide real resources to members that they may need for their business.

EFactor will continue to build its unique platform through both its planned acquisitions and through organic growth. We will continue to develop a value chain that allows a new entrepreneur to come on as a member, and gain knowledge and immediate resources such as mentoring, interns, online training and funding through the group of companies. The following is an overview of EFactor’s competitive landscape.

Direct Competitors

A number of smaller niche networks exist in the Entrepreneurial space with approx. 25,000 to 100,000 members such as WomensLeadershipExchange.com. These may be potential acquisition targets for EFactor.

Indirect Competitors

The following companies could be considered indirect competitors.

Indirect Competitor: XING - “the social network for jobs, business & careers”

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Products/services offered: Premium package includes: See who viewed your profile, advanced search,

Send private message, Add free member profile, upload documents to your profile.

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Member base: 11.1 million members

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Price points: US$9.55 per month (if purchased annually)

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Revenues (# units sold/dollars generated - year end 31st March):

First 9 months 2010 Revenue € 33 million, € 2.5 Net profit.

First 6 months 2011: Revenue € 31.6 million, EBITDA € 11.3 million.

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Location(s): Germany

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Members based in: German speaking countries (Germany, Switzerland, Austria - 50% of all members) and

Middle East

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Competitor’s key strengths: Strong home market, profitable.

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Competitor’s key weaknesses: Seen to be strongly focused on Germany (70% new members are German speaking), lack of exposure outside of Europe

Indirect Competitor: LinkedIn

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Products/services offered: Store your Resume

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Location(s): Mountain View, California, United States

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Member base: 161 million members

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Customer segments/geographies served: Global. Members in 200 countries. 61% of LinkedIn Members are located outside the US.

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Products/services offered: Premium Package includes: See who viewed your Profile, Advanced Search,

Send Private Message, Add free member profile, Upload documents to your profile.

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Price points: US$9.55 per month (if purchased annually)

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Revenues (# units sold/dollars generated):

US$188.5 million as of March 2012

Hiring Solutions Revenue: US$102.6 million - 10,400 companies

Marketing Solutions Revenue: US$48 million

Premium Subscriptions Revenue: US$37.9 million

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Competitor’s key strengths: Market Leader in HR services

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Competitor’s key weaknesses: One core focus i.e. HR, high degree of exposure to HR companies for revenue.

Competitive Advantages

EFactor is positioned to show a strong performance and accelerate in its industry for the following reasons

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EFactor is has already become the world’s largest network for entrepreneurs and is market leader in its niche.

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EFactor is present in 195 countries although it currently focuses on the 5 core territories mentioned before:

US, UK, China, India and the Netherlands.

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Our management team has invaluable experience as serial entrepreneurs themselves in building multiple businesses. This offers them a unique perspective into their members’ needs and requirements as well as experience regarding building a large organization on an international basis.

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Management has experience in setting up and executing a roll-up strategy.

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Management has been in the Social Media market since it took off in 2007.

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We have developed a custom built system that allows us to quickly provide high quality products/services and maintain a great customer experience.

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Events: Events are a core element in our overall concept and allows both solid member acquisition as well as increasing brand awareness, member loyalty and revenues. Global Live Streaming events will be added to the product line to expand even further and increase the ability for our members to participate.

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Business Model: We have a solid business model that relies on multiple revenue streams.

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Members: We are highly focused on a unique, globally expanding audience that requires a lot of resources that we can supply.  Entrepreneurs spend on average US$500,000 per year on products and services that enable them to run their businesses. Given the ability EFactor has to provide economies of scale individual owners would not gain - we can assist in saving members cash outflows.

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Customer Service: We pride ourselves on providing well above average customer service to our members thus generating a high degree of loyalty and involvement of members to the brand.

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Marketing: We have unique marketing skill set that enables us to continue to grow virally and attract new members at a low cost.

EFactor’s Technology Platform

EFactor’s Business Network for Entrepreneurs

EFactor’s technology platform, Business Network for Entrepreneurs, uses state-of-the-art technologies, such as data engine search and data vector analysis, to broaden the opportunities and to increase success in business relationships. Our data mapping algorithms introduce a new service, a new prospect, a new partner or a new investor to an EFactor member when they are ready to begin building this business relationship. Our business maturity modeling facilitates gap analysis for EFactor members and recommends pathways to accelerate their business maturity. We recognize technology is there to support human beings and our entire platform is conceived to integrate human interaction with technology to benefit the business relationship.

Business Network for Entrepreneurs is a platform for building high impact business relationships. For example, Business Network for Entrepreneurs’ gap analysis may identify the need for an EFactor’s member to improve their business goals.  It will then make recommendations for a well-qualified mentor to mature the member’s skills required to fill this gap.  At the same time the member could seek recommendations for a new business supplier located in a distant city.  Or a member can simply ask for opinions about attending a particular trade show.  Building strong business relationships leads to business success and Business Network for Entrepreneurs is an important tool in achieving those relationships.

Technical Overview:

EFactor’s technology platform is further defined as:

*  Product Marketing. Product Marketing at EFactor continually evaluates and improves product concepts and drives a development release cycle to ensure rapid time to value for EFactor’s service offerings.

* Architecture. The EFactor platform uses Linux, Apache HTTP Server, MySQL and PHP (LAMP). Open Source code is also used for data search and data analysis.

* Availability. EFactor hosting provider is a certified global hosting service. They provide networking and hands-on system administration. Additionally alerting and performance management reports and tools are included. The infrastructure is designed and operated as fault tolerant.

* Performance. EFactor production infrastructure is scaled and tested to support users in the multiply millions. Significant capacity currently exists to support accelerating growth.

*  Business Continuity. Replications of source code and data is maintained online at a separate facility. Offsite backups for production are completed weekly.

*  Information Security. EFactor meets audit standards for protection of privacy data and for protection of credit card information. A full Information Security Audit is scheduled and will be completed this FY.

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EFactor’s Business Network for Entrepreneurs has achieved an important business objective by reaching a subscription base of over a million members. The current technology platform demonstrates the business value technology provides to EFactor.com members; however, EFactor is extremely excited about  its next steps.

During 2013 EFactor.com plans to enhance the business value proposition with significant technology advances. The primary business objective is to provide additional service offerings with associated additional revenue streams bringing in the offerings of each of the acquisitions made or to be made during the course of the next 12-18 months Product Marketing is currently bringing forward the following new service offerings and technology advances:

 *  Co-located Workspace.  Entrepreneurs are finding a complete answer to their office needs in the Co-located Workspace industry. EFactor has entered into business arrangements with a number of Co-located Workspaces providers. EFactor is planning to release this as a service offering per 1st February 2013. EFactor has negotiated incentive offerings to ensure uptake by our members.

 *  Funding Game.  EFactor’s Funding Game is opening a unique and exciting avenue for our technology platform.  The concept of taking mobile game play and developing applications to enhance the business skills of Entrepreneurs is powerful.  Product Marketing is developing this product while at the same time adding a mobile applications development team to bring this service to market in Q1 of this year.

 *  Mentoring.  Every business leader requires mentoring and guidance. EFactor has acquired a complete technology stack currently providing high quality business mentoring services. EFactor is porting this technology onto our platform and already has test cases demonstrating the business value.

 *  Relationship Building.  The Business Network for Entrepreneurs is about building relationships between business people. EFactor will release two significant improvements in core platform technology this year. The first is a leap forward in data search and matching technology resulting in improving our matching algorithms. The second is improved storage of non-structured data files, such as documents, emails, blogs, and audio and video files. Both of these will improve our members experience and increase our value proposition.

Government Approvals and Regulations

To the best or knowledge our business operations are not subject to any specific legal and regulatory approvals.

Research and Development Activities

We understand that the true value of social media companies is measured in the quantity and quality of the data they collect, analyze and sell to their customers.  A significant criterion in our selection of the companies to be acquired is their contribution to EFactor’s data value. EQmentor, with its broad and deep collection elements for an entrepreneur’s professional development is a prime example of this strategy. We will not only integrate these data sets into our business network for the entrepreneur but we will build analytic tools on top of our unique data. The primary purpose of these analytic tools will be to measure and quantify the readiness of an entrepreneur to present their business plan to qualified investors.

EFactor is pioneering technology to create Business Maturity scoring for our entrepreneurs. EFactor has defined five vectors to be independently measured for each entrepreneur. These vectors are Professional Development and Skills, Business Functions, Business Planning, Business Locations, and Unique Business Events.  As each entrepreneur contributes more data into our Business Network for Entrepreneurs our analytical programs will evaluate their contribution and provide five distinct results. These are then combined into a Business Maturity scoring similar to how credit risk is assesses by rolling up different reporting results. Much of the data mining and analysis tools are open source; however, EFactor will produce a significant amount of intellectual property as a result of our technology strategy.  First, EFactor is building a body of algorithmic work specializing in evaluating and guiding entrepreneurs towards success.  Second, EFactor will produce complex research data on the emerging trends amongst entrepreneurs, one of the fastest changing and one of the least understood in the business world.  Third, EFactor is building motivational and educational tools using these algorithms, EFactor Funding Game, to provide directed learning to entrepreneurs.

EFactor sees itself taking a leading role in analytics about entrepreneurs. Our role as trusted advisor and mentor, our commitment to guarding business information, and our experience in sophisticated data analysis is propelling us into becoming a recognized authority on this market space. We firmly believe the entrepreneurial spirit will lead the way into a board range of solutions for the 21st century. And EFactor will play a role by guiding entrepreneurs along the road towards these solutions.

Compliance with Environmental Laws

To the best or knowledge our business operations are not subject to any specific environment regulations that require compliance or governmental approval.

Employees

Name of Entity	No. Management	No. of Employees
EFactor	3	10
EQmentor	0	4

As of 31st January 2013, EFactor had 13 full-time employees and 10 Independent Contractors hourly employees. Of the Full-Time employees, 3 were management. EQMentor had 4 full time employees and 3 independent contractors, one of which is the acting MD. We have not counted the Mentors available on a per request basis in these numbers.

We may hire temporary labor for manufacturing needs as required.  We believe that we will be able to hire a sufficient quantity of qualified laborers in the local area to meet our employment needs.  Our manufacturing process does not require special training, other than orientation to our production techniques and specific equipment.  None of our employees is represented by a labor union or a collective bargaining agreement.  We consider our relations with our employees to be good.

Facilities

Currently, we lease the executive offices for EFactor HQ and EQmentor. Rent expenses totaled $62,724 and $47,575 for Fiscal 2012 and 2011, respectively. Our facilities are listed in the following table. All facilities are leased from non-affiliated lessors. Management believes that these properties are adequate for our current operational needs.  We are of the opinion that all properties are well maintained and appropriately insured.

Location	Term of Lease	Approximate Sq. Ft.	Monthly Payment
870 Market Street, Suite 828, San Francisco CA 94102 U.S.	Thru 3/31/13	3,000	US$4,588
Office Pacifica, Horizon West, 365 Talbot Avenue, T8, CA 94044 U.S.	Thru 4/15/13	1,000	US$2,129
20901 Torrence Chapel Rd, Suite 101,Cornelius, NC, 28031 U.S.	Month to Month	2,021	US$1,700

Available Information

We are a fully reporting issuer, subject to the Securities Exchange Act of 1934.  Our Quarterly Reports, Annual Reports, and other filings can be obtained from the SEC’s Public Reference Room at 100 F Street, NE., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m.  You may also obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.  The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

Our Internet website address is http://www.efactor.com

RISK FACTORS

We have a short operating history in a new, relatively unproven market, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have a short operating history in a new and unproven market that may not develop as expected. This short operating history makes it difficult to effectively assess our future prospects. You should consider our business and prospects in light of the risks and difficulties we encounter in this rapidly evolving market. These risks and difficulties include our ability to, among other things:

•	increase our number of registered members and member engagement;

•	avoid interruptions or disruptions in our service or slower than expected website load times;

•	develop a scalable, high-performance technology infrastructure that can efficiently and reliably handle increased member usage globally, as well as the deployment of new features and products;

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responsibly use the data that our members share with us to provide solutions that make our members more successful and productive and that are critical to the hiring and marketing needs of enterprises and entrepreneurial organizations;

•	increase revenue from the solutions we provide;

•	continue to earn and preserve our members’ trust with respect to their entrepreneurial reputation and information;

•	process, store and use personal data in compliance with governmental regulation and other legal obligations related to privacy;

•	successfully compete with other companies that are currently in, or may in the future enter, the online entrepreneurial networking space;

•	hire, integrate and retain world class talent; and

•	successfully expand our business, especially internationally.

If the market for niche online networks for Entrepreneurs does not develop as we expect, or if we fail to address the needs of this market, our business will be harmed. We may not be able to successfully address these risks and difficulties or others, including those described elsewhere in these risk factors. Failure to adequately address these risks and difficulties could harm our business and cause our operating results to suffer.

We may not timely and effectively scale and adapt our existing technology and network infrastructure to ensure that our website is accessible within an acceptable load time.

A key element to our continued growth is the ability of our members (whom we define as anyone who visits our website, regardless of whether or not they are a member), enterprises and entrepreneurial organizations in all geographies to access our website within acceptable load times.  We call this website performance.  We have experienced, and may in the future experience, website disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors, capacity constraints due to an overwhelming number of members accessing our website simultaneously, and denial of service or fraud or security attacks.  In some instances, we may not be able to identify the cause or causes of these website performance problems within an acceptable period of time. It may become increasingly difficult to maintain and improve our website performance, especially during peak usage times and as our solutions become more complex and our user traffic increases.  If our website is unavailable when members attempt to access it or does not load as quickly as they expect, members may seek other websites to obtain the information for which they are looking, and may not return to our website as often in the future, or at all.  This would negatively impact our ability to attract members, enterprises and entrepreneurial organizations and increase engagement on our website.  We expect to continually make significant investments to maintain and improve website performance and to enable rapid releases of new features and products.  To the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and operating results may be harmed.

We are in the process of implementing a disaster recovery program, which allows us to move production to a back-up data center in the event of a catastrophe. we currently do not yet provide a real-time back-up data center, although we do back up all of our data, so if our primary data center shuts down, there will be a period of time that the website will remain shut down while the transition to the back-up data center takes place.

Our systems may be vulnerable to damage or interruption from catastrophic occurrences such as earthquakes, floods, fires, power loss, telecommunication failures, terrorist attacks and similar events. Our U.S. facilities where we currently lease our computer and telecommunications equipment are located at SoftLayer, 1333 North Stemmons Freeway, Suite 110, 75207 Dallas, Texas, USA that may suffer from storms and hurricanes. Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problems at our hosting facilities could result in lengthy interruptions in our services.

We do not carry business interruption insurance sufficient to compensate us for the potentially significant losses, including the potential harm to the future growth of our business that may result from interruptions in our service as a result of system failures.

If our security measures are compromised, or if our website is subject to attacks that degrade or deny the ability of members or customers to access our solutions, members and customers may curtail or stop use of our solutions.

Our solutions involve the storage and transmission of members’ and customers’ information, some of which may be private, and security breaches could expose us to a risk of loss of this information, which could result in potential liability and litigation.  Like all websites, our website is vulnerable to computer viruses, break-ins, phishing attacks, attempts to overload our servers with denial-of-service or other attacks and similar disruptions from unauthorized use of our computer systems, any of which could lead to interruptions, delays, or website shutdowns, causing loss of critical data or the unauthorized disclosure or use of personally identifiable or other confidential information.  If we experience compromises to our security that result in website performance or availability problems, the complete shutdown of our website, or the loss or unauthorized disclosure of confidential information, our members or customers may lose trust and confidence in us, and decrease the use of our website or stop using our website in its entirety.  Further, outside parties may attempt to fraudulently induce employees, members or customers to disclose sensitive information in order to gain access to our information or our members’ or customers’ information. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, often are not recognized until launched against a target and may originate from less regulated and remote areas around the world, we may be unable to proactively address these techniques or to implement adequate preventative measures.  Any or all of these issues could negatively impact our ability to attract new members and increase engagement by existing members, cause existing members to close their accounts or existing customers to cancel their contracts, subject us to third-party lawsuits, regulatory fines or other action or liability, thereby harming our operating results.

Our core value of putting our members first may conflict with the short-term interests of our business.

One of our core values is to make decisions based on the best interests of our members, which we believe is essential to our success in increasing our member growth rate and engagement and in serving the best, long-term interests of the company and our stockholders. Therefore, in the past, we have forgone, and may in the future forgo, certain expansion or short-term revenue opportunities that we do not believe are in the best interests of our members, even if our decision negatively impacts our operating results in the short term. In addition, as part of our philosophy of putting our members first, as long as our members are adhering to our terms of service, this philosophy may cause disagreements, or negatively impact our relationships, with our existing or prospective customers. This could result in enterprises and organizations blocking access to our website. Our decisions may not result in the long-term benefits that we expect, in which case our member engagement, business and operating results could be harmed.

The number of our registered members is higher than the number of actual members, and a substantial majority of our page views are generated by a minority of our members.

The number of registered members in our network is higher than the number of actual members because some members have multiple registrations, other members have switched email addresses and no longer have access to their earlier addresses, and others may have registered under fictitious names. Whilst we do regularly scan and attempt to identify these accounts, we do not have a full proof system to accurately identify the number of actual members, and thus we rely on the number of registered members as our measure of the size of our network. Further, a substantial number of our members do not visit our website or our events on a monthly basis.  If the number of our actual members does not meet our expectations or we are unable to increase the breadth and frequency of our visiting members, then our business may not grow as fast as we expect, which will harm our operating and financial results and may cause our stock price to decline.

If our members’ profiles are out-of-date, inaccurate or lack the information that members and customers want to see, we may not be able to realize the full potential of our network, which could adversely impact the growth of our business.

If our members do not update their information or provide accurate and complete information when they join EFactor or do not establish sufficient connections, the value of our network may be negatively impacted because our value proposition as an entrepreneurial network and as a source of accurate and comprehensive data will be weakened. Incomplete or out-dated member information would diminish the ability of our matching algorithm to connect members with relevant target peers or audiences and our ability to provide our customers with valuable insights. Therefore, we must add features, products and services that will bring value to our members and motivate them to contribute additional, timely and accurate information to their profile and our network. If we fail to successfully motivate our members to do so, our business and operating results could be adversely affected.

We process, store and use personal information and other data, which subjects us to governmental regulation and other legal obligations related to privacy, and our actual or perceived failure to comply with such obligations could harm our business.

We receive, store and process personal information and other member data, and we enable our members to share their personal information with each other and with third parties. There are numerous federal, state and local laws around the world regarding privacy and the storing, sharing, use, processing, disclosure and protection of personal information and other member data, the scope of which are changing, subject to differing interpretations, and may be inconsistent between countries or conflict with other rules. We generally comply with industry standards and are subject to the terms of our privacy policies and privacy-related obligations to third parties (including voluntary third-party certification bodies such as TRUSTe). We strive to comply with all applicable laws, policies, legal obligations and industry codes of conduct relating to privacy and data protection, to the extent possible. However, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to members or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other member data, may result in governmental enforcement actions, litigation or public statements against us by consumer advocacy groups or others and could cause our members and customers to lose trust in us, which could have an adverse effect on our business. Additionally, if third parties we work with, such as customers, vendors or developers, violate applicable laws or our policies, such violations may also put our members’ information at risk and could in turn have an adverse effect on our business.

Public scrutiny of Internet privacy issues may result in increased regulation and different industry standards, which could deter or prevent us from providing our current products and solutions to our members and customers, thereby harming our business.

The regulatory framework for privacy issues worldwide is currently in flux and is likely to remain so for the foreseeable future. Practices regarding the collection, use, storage, transmission and security of personal information by companies operating over the Internet have recently come under increased public scrutiny. The U.S. government, including the Federal Trade Commission and the Department of Commerce, has announced that it is reviewing the need for greater regulation for the collection of information concerning consumer behaviour on the Internet, including regulation aimed at restricting certain targeted advertising practices. In addition, the European Union is in the process of proposing reforms to its existing data protection legal framework, which may result in a greater compliance burden for companies with members in Europe. Various government and consumer agencies have also called for new regulation and changes in industry practices.

Our business, including our ability to operate and expand internationally, could be adversely affected if legislation or regulations are adopted, interpreted, or implemented in a manner that is inconsistent with our current business practices and that require changes to these practices, the design of our website, products, features or our privacy policy. In particular, the success of our business has been, and we expect will continue to be, driven by our ability to responsibly use the data that our members share with us. Therefore, our business could be harmed by any significant change to applicable laws, regulations or industry practices regarding the use or disclosure of data our members choose to share with us, or regarding the manner in which the express or implied consent of consumers for such use and disclosure is obtained. Such changes may require us to modify our products and features, possibly in a material manner, and may limit our ability to develop new products and features that make use of the data that our members voluntarily share with us.

Our business is subject to a variety of U.S. and foreign laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business.

We are subject to a variety of laws in the United States and abroad, including laws regarding data retention, privacy and consumer protection that are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly laws outside the United States. For example, laws relating to the liability of providers of online services for activities of their members and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted, or the content provided by members. In addition, regulatory authorities around the world are considering a number of legislative and regulatory proposals concerning data protection and other matters that may be applicable to our business. It is also likely that as our business grows and evolves and our solutions are used in a greater number of countries, we will become subject to laws and regulations in additional jurisdictions. It is difficult to predict how existing laws will be applied to our business and the new laws to which we may become subject. See the discussion included in “Government Regulation” under Description of Business.

If we are not able to comply with these laws or regulations or if we become liable under these laws or regulations, we could be directly harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to discontinue certain solutions, which would negatively affect our business, financial condition and results of operations. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this potential liability could harm our business and operating results.

We expect our operating results to fluctuate on a quarterly and annual basis, which may result in a decline in our stock price if such fluctuations result in a failure to meet the expectations of securities analysts or investors.

Our revenue and operating results could vary significantly from quarter-to-quarter and year-to-year and may fail to match our past performance because of a variety of factors, some of which are outside of our control. Any of these events could cause the market price of our common stock to fluctuate. Factors that may contribute to the variability of our operating results include:

•	other social networks struggle to show a steady business model which may adversely affect industry P/E ratios

•	our commitment to putting our members first even if it means forgoing short-term revenue opportunities;

•	the cost of investing in our technology infrastructure may be greater than we anticipate;

•	our ability to increase our member base and member engagement;

•	disruptions or outages in our website availability, actual or perceived breaches of privacy, and compromises of our member data;

•	the entrance of new competitors in our market whether by established companies or the entrance of new companies;

•	changes in our pricing policies or those of our competitors;

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macroeconomic changes, in particular, deterioration in labor markets, which would adversely impact sales of our content, products and services, or economic growth that does not lead to job growth, for instance increases in productivity;

•	the timing and costs of expanding our field sales organization and delays or inability in achieving expected productivity;

•	our ability to acquire and increase sales of our products and solutions to new customers and expand sales of additional products and solutions to our existing customers;

•	the extent to which existing customers renew their agreements with us and the timing and terms of those renewals; and

•	general industry and macroeconomic conditions.

Given our short operating history and the rapidly evolving market of online entrepreneurial networks, our historical operating results may not be useful to you in predicting our future operating results. We believe our rapid growth has masked the cyclicality and seasonality of our business. As our revenue growth rate slows, we expect that the cyclicality and seasonality in our business may become more pronounced and may in the future cause our operating results to fluctuate. In particular, we expect sales of content, products and services to be weaker in the first quarter of the year due to budgetary cycles and sales of our products and services to be weaker in the third quarter of the year as Internet usage during the summer months generally slows. In addition, global economic concerns continue to create uncertainty and unpredictability and add risk to our future outlook. Sovereign debt issues and economic uncertainty in the United States and Europe and around the world raise concerns in markets important to our business. An economic downturn in any particular region in which we do business or globally could result in reductions in sales of our hiring and products and services, decreased renewals of existing arrangements and other adverse effects that could harm our operating results.

We expect to face increasing competition in the market for online entrepreneurial networks from social networking sites and Internet search companies, among others, as well as continued competition for customers of our hiring and products and services.

We face significant competition in all aspects of our business, and we expect such competition to increase, particularly in the market for online entrepreneurial networks.

Our industry is evolving rapidly and is becoming increasingly competitive. Larger and more established companies may focus on our market and could directly compete with us. Smaller companies, including application developers, could also launch new products and services that compete with us and that could gain market acceptance quickly. We also expect our existing competitors in the markets for hiring and products and services to continue to focus on these areas. A number of these companies may have greater resources than us, which may enable them to compete more effectively. Additionally, members of social networks may choose to use, or increase their use of, those networks for entrepreneurial purposes, which may result in those members decreasing or eliminating their use of EFactor. Companies that currently focus on social networking could also expand their focus to Entrepreneurs. We and other companies have historically established alliances and relationships with some of these companies to allow broader exposure to members and access to data on the Internet. We may also, in the future, establish alliances or relationships with other competitors or potential competitors. To the extent companies terminate such relationships and establish alliances and relationships with others, our business could be harmed. Specifically, we compete for members, enterprises and entrepreneurial organizations as discussed below.

Members—Entrepreneurial Networks. The market for online entrepreneurial networks is new and rapidly evolving. Other companies such as Facebook, Google and LinkedIn could develop competing solutions. Further, some of these companies are partnering with third parties to offer products and services that could compete with ours.  Our competitors may announce new products, services or enhancements that better address changing industry standards or the needs of members and customers, such as mobile access. Any such increased competition could cause pricing pressure, loss of market share or decreased member engagement, any of which could adversely affect our business and operating results. Internet search engines could also change their methodologies in ways that adversely affect our ability to optimize our page rankings within their search results.

Enterprises and Entrepreneurial Organizations—Advertising and Marketing. With respect to the products and services solutions we offer our members, we compete with online and offline outlets that generate revenue from similar channels. To the extent competitors are better able to provide cost-effective access to attractive demographics, either through new business models or increased user volume, we may not be successful in increasing our revenue from these acquisitions and products and our business would be harmed.

Finally, other companies that provide content for Entrepreneurs could develop more compelling offerings that compete with our premium subscriptions and adversely impact our ability to sell and renew subscriptions to our members.

Our business depends on a strong brand, and any failure to maintain, protect and enhance our brand would hurt our ability to retain or expand our base of members, enterprises and entrepreneurial organizations, or our ability to increase their level of engagement.

We have developed a strong brand that we believe has contributed significantly to the success of our business. Our brand is predicated on the idea that individual Entrepreneurs will find immense value in building and maintaining their personal and business identities and reputations on our platform. Maintaining, protecting and enhancing the “EFactor” brand is critical to expanding our base of members, enterprises, advertisers, corporate customers and other partners, and increasing their engagement with our website, and will depend largely on our ability to maintain member trust, be a technology leader and continue to provide high-quality solutions, which we may not do successfully. If we do not successfully maintain a strong brand, our business could be harmed.

We may not be able to successfully halt the operations of websites that aggregate our data as well as data from other companies, including social networks, or copycat websites that have misappropriated our data in the past or may misappropriate our data in the future.

From time to time, third parties have attempted to misappropriate our data through website scraping, robots or other means and aggregated this data on their websites with data from other companies.  In addition, “copycat” websites have attempted to misappropriate data on our network and attempted to imitate our brand or the functionality of our website. When we have become aware of such websites, we have employed technological or legal measures in an attempt to halt their operations. However, we may not be able to detect all such websites in a timely manner and, even if we could, technological and legal measures may be insufficient to stop their operations. In some cases, particularly in the case of websites operating outside of the United States, our available remedies may not be adequate to protect us against such websites. Regardless of whether we can successfully enforce our rights against these websites, any measures that we may take could require us to expend significant financial or other resources.

Failure to protect or enforce our intellectual property rights could harm our business and operating results.

We regard the protection of our trade secrets, copyrights, trademarks, trade dress, domain names and patents as critical to our success. In particular, we must maintain, protect and enhance the “EFactor” brand. We strive to protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We enter into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with parties with whom we conduct business in order to limit access to, and disclosure and use of, our proprietary information. However, these contractual arrangements and the other steps we have taken to protect our intellectual property may not prevent the misappropriation of our proprietary information or deter independent development of similar technologies by others.

We pursue the registration of our domain names, trademarks, and service marks in the United States, Europe and in certain locations outside these two key areas. Effective trade secret, copyright, trademark, trade dress, domain name and patent prosecution is expensive to develop and maintain, both in terms of initial and on-going registration requirements and the costs of defending our rights. We are seeking to protect our trademarks, patents, and domain names in an increasing number of jurisdictions, a process that is expensive and may not be successful or which may not pursue in every location. We may, over time, increase our investment in protecting our innovations through increased patent filing that is expensive and time-consuming.

Litigation may be necessary to enforce our intellectual property rights, protect our respective trade secrets or determine the validity and scope of proprietary rights claimed by others.  Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect our business and operating results.  We may incur significant costs in enforcing our trademarks against those who attempt to imitate our “EFactor” brand. If we fail to maintain, protect and enhance our intellectual property rights, our business and operating results may be harmed and the market price of our common stock could decline.

We are, and may in the future be, subject to legal proceedings and litigation, including intellectual property and privacy disputes, which are costly to defend and could harm our business and operating results.

We are party to lawsuits in the normal course of business.  Litigation in general is often expensive and disruptive to normal business operations. We are currently facing, and expect to face in the future, allegations and lawsuits that we have infringed the intellectual property and other rights of third parties, including patents, privacy, trademarks, copyrights and other rights.  Litigation, and particularly the patent infringement and class action matters we are facing or may face, may be protracted and expensive, and the results are difficult to predict. Adverse outcomes may result in significant settlement costs or judgments, require us to modify our products and features while we develop non-infringing substitutes or require us to stop offering certain features.

In addition, we use open source software in our solutions and will use open source software in the future. From time to time, we may face claims against companies that incorporate open source software into their products, claiming ownership of, or demanding release of, the source code, the open source software and/or derivative works that were developed using such software, or otherwise seeking to enforce the terms of the applicable open source license. These claims could also result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our solutions, any of which would have a negative effect on our business and operating results.

Although the results of litigation and claims cannot be predicted with certainty, we do not believe that the final outcome of any matter that we currently face will have a material adverse effect on our business. However, there can be no assurance that our expectations will prove correct, and even if these matters are not resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or, resolve them, could harm our business, our operating results, our reputation or the market price of our common stock.

If we do not continue to attract new customers, or if existing customers do not renew their subscriptions, renew on less favorable terms, or fail to purchase additional solutions, we may not achieve our revenue projections, and our operating results would be harmed.

In order to grow our business, we must continually attract new customers, sell additional solutions to existing customers and reduce the level of non-renewals in our business. Our ability to do so depends in large part on the success of our sales and marketing efforts. We do not typically enter into long-term contracts with our customers, and even when we do, they can generally terminate their relationship with us. We have limited historical data with respect to rates of customer renewals, upgrades and expansions, so we may not accurately predict future trends for any of these metrics. Furthermore, unlike traditional software companies, the nature of our products and solutions is such that customers may decide to terminate or not renew their agreements with us without causing significant disruptions to their own businesses.

The rate at which we expand our customer base or increase our customers’ renewal rates may decline or fluctuate because of several factors, including the prices of our solutions, the prices of products and services offered by our competitors, reduced hiring by our customers or reductions in their hiring or marketing spending levels due to macroeconomic or other factors and the efficacy and cost-effectiveness of our solutions. If we do not attract new customers or if our customers do not renew their agreements for our solutions, renew on less-favourable terms, or do not purchase additional functionality or offerings, our revenue may grow more slowly than expected or decline.

Ultimately, attracting new customers and retaining existing customers requires that we continue to provide high quality solutions that our customers value. In particular, our content, products and services customers will discontinue their purchases of our solutions if we fail to effectively connect them with the talent they seek, and our premium subscribers will discontinue their subscriptions if they do not find the networking and business opportunities that they value.  We must continue to demonstrate to our customers that using our solutions and products are the most effective and cost-efficient way to maximize their business results. Even if our products and services are providing value to our customers, advertisers are sensitive to general economic downturns and reductions in consumer spending, among other events and trends, which generally results in reduced advertising expenditures and could adversely affect sales of our products and services. If we fail to provide high quality products and convince customers of our value proposition, we may not be able to retain existing customers or attract new customers, which would harm our business and operating results.

Because we recognize most of the revenue from our content, products and services and our premium subscriptions over the term of the agreement, a significant downturn in these businesses may not be immediately reflected in our operating results.

We recognize revenue from sales of our content, products and services and premium subscriptions over the terms of the agreements, which is typically 12 months. As a result, a significant portion of the revenue we report in each quarter is generated from agreements entered into during previous quarters. Consequently, a decline in new or renewed agreements in any one quarter may not significantly impact our revenue in that quarter but will negatively affect our revenue in future quarters. In addition, we may be unable to adjust our fixed costs in response to reduced revenue. Accordingly, the effect of significant declines in the sales of these offerings may not be reflected in our short-term results of operations.

We depend on world class talent to grow and operate our business, and if we are unable to hire, retain and motivate our personnel, we may not be able to grow effectively.

Our future success will depend upon our continued ability to identify, hire, develop, motivate and retain world class talent. Our ability to execute efficiently is dependent upon contributions from all of our employees, in particular our senior management team. Key institutional knowledge remains with a small group of long-term employees and directors whom we may not be able to retain. We may not be able to retain the services of any of our long-term employees or other members of senior management in the future. We do not have employment agreements other than offer letters with any key employee, and we do not maintain key person life insurance for any employee. In addition, from time to time, there may be changes in our senior management team that may be disruptive to our business. If our senior management team, including any new hires that we may make, fails to work together effectively and to execute our plans and strategies on a timely basis, our business could be harmed.

Our growth strategy also depends on our ability to expand and retain our organization with world class talent. Identifying, recruiting, training and integrating qualified individuals will require significant time, expense and attention. In addition to hiring new employees, we must continue to focus on retaining our best talent. Competition for these resources is intense, particularly in the San Francisco Bay Area, where our headquarters is located. If we are not able to effectively increase and retain our talent, our ability to achieve our strategic objectives will be adversely impacted, and our business will be harmed.

We believe that our culture and acquisitive nature has the potential to be a key contributor to our success.  We expect to continue to hire aggressively as we expand, especially in field sales and internationally. If we do not continue to develop our corporate culture as we grow and evolve, including maintaining our culture of transparency with our employees, it could harm our ability to foster the innovation, creativity and teamwork we believe we need to support our growth.

Many individuals are using devices other than personal computers to access the Internet. If members of these devices do not widely adopt solutions we develop for these devices, our business could be adversely affected.

The number of people who access the Internet through devices other than personal computers, including mobile telephones, personal digital assistants, smart phones and handheld tablets or computers, has increased dramatically in the past few years and is projected to continue to increase. If we are unable to develop mobile solutions to meet the needs of our members, our business could suffer. Additionally, as new devices and new platforms are continually being released, it is difficult to predict the problems we may encounter in developing versions of our solutions for use on these alternative devices, and we may need to devote significant resources to the creation, support, and maintenance of such devices.

Enterprises or organizations, including governmental agencies, may restrict access to our website, which could lead to the loss or slowing of growth in our member base or the level of member engagement.

Our solutions depend on the ability of our members to access the Internet and our website. Enterprises or professional organizations, including governmental agencies, could block access to our website or the Internet generally for a number of reasons such as security or confidentiality concerns or regulatory reasons, or they may adopt policies that prohibit listing the employers’ names on the employees’ EFactor profiles in order to minimize the risk that employees will be contacted and hired by other employers. For example, the government of the People’s Republic of China previously blocked access to our site in China for a short period of time. We cannot assure you that the Chinese government will not block access to one or more of our features and products or our entire site in China for a longer period of time or permanently. If these entities block or limit access to our website or adopt policies restricting our members from providing us with accurate and up-to-date information, the value of our network could be negatively impacted, which would adversely affect our ability to offer compelling hiring and products and services and subscriptions to our members, enterprises, entrepreneurial organizations and customers.

If Internet search engines’ methodologies are modified or our search result page rankings decline for other reasons, our member engagement could decline.

We depend in part on various Internet search engines, such as Google, Bing and Yahoo!, to direct a significant amount of traffic to our website. Our ability to maintain the number of visitors directed to our website is not entirely within our control. Our competitors’ search engine optimization, or SEO, efforts may result in their websites receiving a higher search result page ranking than ours, or Internet search engines could revise their methodologies in an attempt to improve their search results, which could adversely affect the placement of our search result page ranking. If search engine companies modify their search algorithms in ways that are detrimental to our new user growth or in ways that make it harder for our members to use our website, or if our competitors’ SEO efforts are more successful than ours, overall growth in our member base could slow, member engagement could decrease, and we could lose existing members. These modifications may be prompted by search engine companies entering the online entrepreneurial networking market or aligning with competitors. Our website has experienced fluctuations in search result rankings in the past, and we anticipate similar fluctuations in the future. Any reduction in the number of members directed to our website would harm our business and operating results.

Our growth depends in part on the success of our strategic relationships with third parties.

We anticipate that we will continue to depend on relationships with various third parties, including technology and content providers to grow our business. Identifying, negotiating and documenting relationships with third parties require significant time and resources, as does integrating third-party content and technology. Our agreements with technology and content providers and similar third parties are typically non-exclusive and do not prohibit them from working with our competitors or from offering competing services. Our competitors may be effective in providing incentives to these parties to favour their solutions or may prevent us from developing strategic relationships with these parties. In addition, these third parties may not perform as expected under our agreements with them, and we have had, and may in the future have, disagreements or disputes with these parties, which could negatively affect our brand and reputation. It is possible that these third parties may not be able to devote the resources we expect to the relationship. If we are unsuccessful in establishing or maintaining our relationships with these third parties, our ability to compete in the marketplace or to grow our revenue could be impaired, and our operating results would suffer. Even if we are successful, these relationships may not result in improved operating results.

If currency exchange rates fluctuate substantially in the future, the results of our operations, which are reported in U.S. dollars, could be adversely affected.

As we continue to expand our international operations, we become more exposed to the effects of fluctuations in currency exchange rates. We incur expenses for employee compensation and other operating expenses at our non-U.S. locations in the local currency, and an increasing percentage of our international revenue is from customers who pay us in currencies other than the U.S. dollar. Fluctuations in the exchange rates between the U.S. dollar and those other currencies could result in the dollar equivalent of such expenses being higher and/or the dollar equivalent of such foreign-denominated revenue being lower than would be the case if exchange rates were stable. This has resulted in losses on foreign currency exchange in the past and could have a negative impact on our reported operating results. To date, we have not engaged in any hedging strategies, and any such strategies, such as forward contracts, options and foreign exchange swaps related to transaction exposures that we may implement to mitigate this risk may not eliminate our exposure to foreign exchange fluctuations.

The intended tax benefits of our corporate structure and intercompany arrangements depend on the application of the tax laws of various jurisdictions and on how we operate our business.

Our corporate structure and intercompany arrangements, including the manner in which we develop and use our intellectual property and the transfer pricing of our intercompany transactions, are intended to reduce our worldwide effective tax rate. The application of the tax laws of various jurisdictions, including the United States, to our international business activities is subject to interpretation and depends on our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for valuing developed technology or intercompany arrangements, including our transfer pricing, or determine that the manner in which we operate our business does not achieve the intended tax consequences, which could increase our worldwide effective tax rate and harm our financial position and results of operations.

The enactment of legislation implementing changes in the U.S. taxation of international business activities or the adoption of other tax reform policies could materially impact our financial position and results of operations.

The current administration has made public statements indicating that it has made international tax reform a priority, and key members of the U.S. Congress have conducted hearings and proposed new legislation. Changes to U.S. tax laws, including limitations on the ability of taxpayers to claim and utilize foreign tax credits and the deferral of certain tax deductions until earnings outside of the United States are repatriated to the United States, as well as changes to U.S. tax laws that may be enacted in the future, could impact the tax treatment of our foreign earnings. Due to the large and expanding scale of our international business activities, any changes in the U.S. taxation of such activities may increase our worldwide effective tax rate and harm our financial position and results of operations.

We will require additional capital it might not be available on acceptable terms, if at all.

To date, we have only generated limited revenues and we have minimal cash liquidity or capital resources.  Our future capital requirements will depend on many factors, including our ability to develop our intellectual property, our ability to generate positive cash flow from operations, and the effect of competing market developments. We will require additional funds to respond to business challenges, including the need to develop new features and products or enhance our existing solutions, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favourable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be harmed.

If we are unable to meet our future capital needs, we may be required to reduce or curtail operations.

To date, we have relied on funding from investors to fund operations, and we have generated limited revenue.  We have limited cash liquidity and capital resources.  Our future capital requirements will depend on many factors, including our ability to develop our intellectual property successfully, our ability to generate positive cash flow from operations, and our ability to obtain financing in the capital markets.  Our business plan requires substantial additional funding beyond our anticipated cash flow from operations. We currently have no specific plans or arrangements for other financing and we intend to raise funds through private placements, public offerings, or other financings.

Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

Our financial statements as of December 31, 2011 have been prepared under the assumption that we will continue as a going concern for the next twelve months. Our independent registered public accounting firm has issued a report that included an explanatory paragraph referring to our need to obtain additional financing and expressing substantial doubt in our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to obtain additional equity financing or other capital, attain further operating efficiencies, reduce expenditures, and, ultimately, to generate revenue. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. We are continually evaluating opportunities to raise additional funds through public or private equity financings, as well as evaluating prospective business partners, and will continue to do so. However, if adequate funds are not available to us when we need it, and we are unable to enter into some form of strategic relationship that will give us access to additional cash resources, we will be required to even further curtail our operations which would, in turn, further raise substantial doubt about our ability to continue as a going concern.

Risks Related to Ownership of Our Common Stock

Our Articles of Incorporation authorize our board of directors to issue new series of preferred stock that may have the effect of delaying or preventing a change of control, which could adversely affect the value of your shares.

Our articles of incorporation provide that our board of directors is authorized to issue from time to time, without further stockholder approval, up to 10,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, rights of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series. Such shares of preferred stock could have preferences over our common stock with respect to dividends and liquidation rights. We may issue additional preferred stock in ways that may delay, defer or prevent a change of control of our company without further action by our stockholders. Such shares of preferred stock may be issued with voting rights that may adversely affect the voting power of the holders of our common stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights.

Our Articles of Incorporation limits the liability of members of the Board of Directors.

Our Articles of Incorporation limits the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions, to the fullest extent allowed. We are organized under Nevada law.  Accordingly, except in limited circumstances, our directors will not be liable to our stockholders for breach of their fiduciary duties.

Provisions of our Articles of Incorporation, bylaws and Nevada corporate law have anti-takeover effects.

Some provisions in our Articles of Incorporation and bylaws could delay or prevent a change in control of us, even if that change might be beneficial to our stockholders.  Our Articles of Incorporation and bylaws contain provisions that might make acquiring control of us difficult, including provisions limiting rights to call special meetings of stockholders and regulating the ability of our stockholders to nominate directors for election at annual meetings of our stockholders.  In addition, our board of directors has the authority, without further approval of our stockholders, to issue common stock having such rights, preferences and privileges as the board of directors may determine.  Any such issuance of common stock could, under some circumstances, have the effect of delaying or preventing a change in control of us and might adversely affect the rights of holders of common stock.

In addition, we are subject to Nevada statutes regulating business combinations, takeovers and control share acquisitions, which might also hinder or delay a change in control of us. Anti-takeover provisions in our certificate of incorporation and bylaws, anti-takeover provisions that could be included in the common stock when issued and the Nevada statutes regulating business combinations, takeovers and control share acquisitions can depress the market price of our securities and can limit the stockholders’ ability to receive a premium on their shares by discouraging takeover and tender offer bids, even if such events could be viewed by our shareholders or others as beneficial transactions.

Our common stock may be affected by limited trading volume and may fluctuate significantly.

There has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop.  This could adversely affect our shareholders’ ability to sell our common stock in short time periods or possibly at all.  Our common stock has experienced and is likely to continue to experience significant price and volume fluctuations that could adversely affect the market price of our common stock without regard to our operating performance.  Our stock price could fluctuate significantly in the future based upon any number of factors such as: general stock market trends; announcements of developments related to our business; fluctuations in our operating results; announcements of technological innovations, new products, or enhancements by us or our competitors; general conditions in the U.S. and/or global economies; developments in patents or other intellectual property rights; and developments in our relationships with our customers and suppliers.  Substantial fluctuations in our stock price could significantly reduce the price of our stock.

Our common stock is traded on OTC Markets, which may make it more difficult for investors to resell their shares due to suitability requirements.

Our common stock is currently traded on OTC Markets on the “OTCQB” tier, but we believe we will move to the OTC Bulletin Board in the near future, and possibly, eventually, to a higher exchange.  Broker-dealers often decline to trade in OTCQB stocks given that the market for such securities is often limited, the stocks are often more volatile, and the risk to investors is often greater.  In addition, OTCQB stocks are often not eligible to be purchased by mutual funds and other institutional investors.  These factors may reduce the potential market for our common stock by reducing the number of potential investors.  This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of their shares.  This could cause our stock price to decline.

The forward looking statements contained in this Filing may prove incorrect.

This Filing contains certain forward-looking statements, including among others:  (i) anticipated trends in our financial condition and results of operations; (ii) our business strategy for developing products based on our intellectual property; and (iii) our ability to distinguish ourselves from our current and future competitors.  These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties.  Actual results could differ materially from these forward-looking statements.  In addition to the other risks described elsewhere in this “Risk Factors” discussion, important factors to consider in evaluating such forward-looking statements include: (i) changes to external competitive market factors or in our internal budgeting process which might impact trends in our results of operations; (ii) anticipated working capital or other cash requirements; (iii) changes in our business strategy or an inability to execute our strategy due to unanticipated changes in the wound care industry; and (iv) various competitive factors that may prevent us from competing successfully in the marketplace.  In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this “Risk Factors” discussion, there can be no assurance that the events predicted in forward-looking statements contained in this Filing will, in fact, transpire.

Because we became public by means of a “reverse merger,” we may not be able to attract the attention of major brokerage firms.

Additional risks may exist since we will become public through a “reverse merger.”  Securities analysts of major brokerage firms may not provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of our common stock.  We cannot assure you that brokerage firms will want to conduct any secondary offerings on behalf of our company in the future.

The sale of securities by us in any equity or debt financing could result in dilution to our existing stockholders and have a material adverse effect on our earnings.

Any sale of common stock by us in a future private placement offering could result in dilution to the existing stockholders as a direct result of our issuance of additional shares of our capital stock.  In addition, our business strategy may include expansion through internal growth, by acquiring complementary businesses, by acquiring or licensing additional brands, or by establishing strategic relationships with targeted customers and suppliers.  In order to do so, or to finance the cost of our other activities, we may issue additional equity securities that could dilute our stockholders’ stock ownership.  We may also assume additional debt and incur impairment losses related to goodwill and other tangible assets if we acquire another company and this could negatively impact our earnings and results of operations.

Future sales of our common stock in the public market could lower the price of our common stock and impair our ability to raise funds in future securities offerings.

Future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the then prevailing market price of our common stock and could make it more difficult for us to raise funds in the future through a public offering of its securities.

The market price of our common stock may be volatile and may be affected by market conditions beyond our control.

The market price of our common stock is subject to significant fluctuations in response to, among other factors:

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variations in our operating results and market conditions specific to Social Media Industry companies;

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changes in financial estimates or recommendations by securities analysts;

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announcements of innovations or new products or services by us or our competitors;

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the emergence of new competitors;

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operating and market price performance of other companies that investors deem comparable;

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changes in our board or management;

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sales or purchases of our common stock by insiders;

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commencement of, or involvement in, litigation;

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changes in governmental regulations; and

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general economic conditions and slow or negative growth of related markets.

In addition, if the market for stocks in our industry, or the stock market in general, experience a loss of investor confidence, the market price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause the price of our common stock to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to the board of directors and management.

We do not intend to pay dividends for the foreseeable future, and you must rely on increases in the market prices of our common stock for returns on your investment.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The Commission has adopted regulations which generally define so-called “penny stocks” as an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If our shares of common stock become a “penny stock”, we may become subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our shares of common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock was exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to restrict any person from participating in a distribution of penny stock if the Commission finds that such a restriction would be in the public interest.

Compliance with rules and regulations concerning corporate governance may be costly, which could harm our business.

We will continue to incur significant legal, accounting and other expenses to comply with regulatory requirements. The Sarbanes-Oxley Act of 2002, together with rules implemented by the Securities and Exchange Commission has required and will require us to make changes in our corporate governance, public disclosure and compliance practices. In addition, we have incurred significant costs and will continue to incur costs in connection with ensuring that we are in compliance with rules promulgated by the Securities and Exchange Commission regarding internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. Compliance with these rules and regulations has increased our legal and financial compliance costs, which have had, and may continue to have, an adverse effect on our profitability.

Our internal financial reporting procedures are still being developed.  We will need to allocate significant resources to meet applicable internal financial reporting standards.

We have adopted disclosure controls and procedures that are designed to ensure that information required to be disclosed by us in the reports that we submit under the Securities Exchange Act of 1934, as amended, are recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission’s rules and forms.  Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act are accumulated and communicated to management, including principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure. We are taking steps to develop and adopt appropriate disclosure controls and procedures.

These efforts require significant time and resources.  If we are unable to establish appropriate internal financial reporting controls and procedures, our reported financial information may be inaccurate and we will encounter difficulties in the audit or review of our financial statements by our independent auditors, which in turn may have material adverse effects on our ability to prepare financial statements in accordance with generally accepted accounting principles in the United States of America and to comply with SEC reporting obligations.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes Oxley Act of 2002 could prevent us from producing reliable financial reports or identifying fraud. In addition, current and potential stockholders could lose confidence in our financial reporting, which could have an adverse effect on our stock price.

We are subject to Section 404 of the Sarbanes-Oxley Act of 2002.  Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud, and a lack of effective controls could preclude us from accomplishing these critical functions.  We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, in connection with, Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 5 (“AS 5”) which requires annual management assessments of the effectiveness of our internal controls over financial reporting.  Although we intend to augment our internal control procedures and expand our accounting staff, there is no guarantee that this effort will be adequate.

Our management, including our chief executive officer and principal financial officer, does not expect that our internal controls over financial reporting will prevent all errors and all fraud.  A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met.  Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs.  Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud involving a company have been, or will be, detected.  The design of any system of controls is based in part on certain assumptions about the likelihood of future events, and we cannot assure you that any design will succeed in achieving its stated goals under all potential future conditions. Over time, controls may become ineffective because of changes in conditions or deterioration in the degree of compliance with policies or procedures.  Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.  We cannot assure you that we or our independent registered public accounting firm will not identify a material weakness in our internal controls in the future.  A material weakness in our internal controls over financial reporting would require management and our independent registered public accounting firm to consider our internal controls as ineffective.  If our internal controls over financial reporting are not considered effective, we may experience a loss of public confidence, which could have an adverse effect on our business and on the market price of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The financial data for fiscal 2011 and 2010 discussed below is derived from the audited financial statements of EFactor.  The audited financial statements of EFactor for fiscal 2011 and 2010 are prepared and presented in accordance with generally accepted accounting principles in the United States. The financial data for the nine months ended September 30, 2012 and 2011 discussed below is derived from the unaudited financial statements of EFactor.  The financial data discussed below is only a summary and should be read in conjunction with the historical financial statements and related notes of EFactor contained elsewhere herein. The financial statements contained elsewhere fully represent EFactor’s financial condition and operations; however, they are not indicative of our future performance.

Factors Affecting Results of Operations

Historically, our operating expenses have exceeded our revenues resulting in net losses of approximately $3.4 million and $1.3 million in fiscal years ended December 31, 2011 and 2010, respectively, and $3.2 million and $2.6 million for the nine month period ending September 30, 2012 and 2011, respectively. In each of these periods, our operating expenses consisted primarily of the following:

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Cost of revenue, which consists primarily of the cost of services including applied labor costs and benefits expenses, maintenance, facilities and other operating costs associated with our revenues;

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Salaries and wages, which consist primarily of common stock and cash, issued for services.

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General and administrative expenses, which consist primarily of office rent and other administrative costs including professional fees;

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses.  On an ongoing basis, we evaluate our estimates, including those related to uncollectible receivables, inventory valuation, deferred compensation and contingencies.  We base our estimates on historical performance and on various other assumptions that we believe to be reasonable under the circumstances.  These estimates allow us to make judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

We believe the following accounting policies are our critical accounting policies because they are important to the portrayal of our financial condition and results of operations and they require critical management judgments and estimates about matters that may be uncertain.  If actual results or events differ materially from those contemplated by us in making these estimates, our reported financial condition and results of operations for future periods could be materially affected.

Revenue Recognition

Revenues are presented net of discounts. In general, we recognize revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered to the customer, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured. Where arrangements have multiple elements, revenue is allocated to the elements based on the relative selling price method and revenue is recognized based on our policy for each respective element. We generate revenue primarily from sales of the following services:

Member Fees —We hold a variety of networking and informational events for its members and sells various membership packages to customers that allow users to have access to premium services via the EFactor website. Revenue from member services is recognized ratably over the contractual period, generally from one to 12 months.

Sponsorships —We sell priority advertising and promotional placements on its website portal to companies that wish to reach the our membership and website visitors to introduce such members and visitors to products and services related to their general interests. Revenue from these sponsorships is recognized after the advertising or promotional placement takes place.

Advisory Services —We promote and make available advisory and consulting services to members for the purpose of support, introduction guidance and general mentoring of members in their pursuit of their entrepreneurial objectives, for which fees are charged. Revenue is recognized as services are rendered.

Amounts billed or collected in excess of revenue recognized are recorded as deferred revenue.

Stock-Based Compensation

We plan to record stock-based compensation at fair value at the grant date and recognize the expense over the employee’s requisite service period. We use the Black-Scholes option pricing model to estimate the fair value of the stock option grants. This valuation model for stock-based compensation expense requires us to make assumptions and judgments about variables used in the calculation, including the fair value of our common stock, the expected term (the period of time the options granted are expected to be outstanding), the volatility of our stock, a risk-free interest rate, and dividends. We plan to use the simplified calculation of expected term described in SEC Staff Accounting Bulletin No. 107, Share-Based Payment, and volatility based on an average of the historical volatilities of similar companies, as we do not have a history of a publicly traded stock price. The risk-free interest rate for the expected term of the options will be based on the U.S. Treasury yield curve in effect at the time of the grant. See note 8 to the footnotes of our financial statements for the years ended December 31, 2011 and 2010 on the valuation of the options issued.

Results of Operations

Results of Operations for Nine Months ended September 30, 2012 compared to Nine Months ended September 30, 2011

	For the Nine Months Ended September 30,
	2012	2011

Revenues	$234,495	$137,210
Operating expenses
Cost of revenue	112,516	91,650
Sales and marketing	115,400	58,122
Product development	633	2,465
General and administrative	2,708,850	2,406,505
Depreciation and amortization	277,255	205,041
Total operating expenses	3,214,654	2,763,783
Loss from operations	(2,980,159)	(2,626,573)
Other income (expense):
Interest expense	(199,478)	(3,050)
Loss on sale of asset	(0)	-
Other income	8,858	-
Total other income (expense), net	(190,620)	(3,050)
Net loss	$(3,170,779)	$(2,629,623)

Summary of Results of Operations

Operating Loss; Net Loss

Our net loss increased to $(3,170,779) from $(2,629,623), for the nine months ended September 30, 2012 compared to September 30, 2011. The significant increase in operating loss and net loss compared to the prior year period is primarily a result of a non cash expenditure of $1,124,042 for common stock issued for performance related services which is issued at fair market value to key personnel. As we grow we need to continue to attract top-notch personnel and the use of our equities securities as compensation has help reduce the demand for cash to secured the employment of key personnel.

Revenue

Our revenue from the nine months ended September 30, 2012 was $234,495 compared to $137,210 for the nine months ended September 30, 2011.  All of our revenue was derived from member payments, event fees, annual event packages, mentoring and advisory fees, sponsorships and revenue shares with strategic partners.

During the nine month period ended September 30, 2012 we launched our VIP membership, a premium membership that allows members to get discounts on webinars, events and our library of content (Knowledge). We will continue to add value to the VIP membership and have marketing campaigns on a regular basis amongst our growing member-base to increase the number of VIP members. We see such premium memberships as a substantial growth area for revenue. In addition to the VIP premium membership, we intend to launch additional premium memberships (all on a recurring revenue bass) such an ESpace premium membership during 2013 to provide flexible office locations for our members.

We intend to add other premium membership services going forward based on products and services our acquired companies can offer specifically to our members in the coming year.

Our mentoring and advisory fees are derived through EMentoring - our online/offline mentoring service which will be extended in the coming year as well as Sponsorships from companies that wish to gain exposure to our membership base. Sponsorship can be for a specific event or series of events or to gain placement in our newsletters or on the site. We have thus far not engaged any "traditional" advertising on our site such as banners or pop-ups. We will add some retargeted advertising in 2013 assuming we receive the additional working capital we need. We do not intend to have blatant advertising on our site.

Another source of revenue during the period came from a sponsorship agreement with Guangling Government, the Business District of Yangzhou in the People's Government of China. The Guangling Business District sponsored our "Made for China" Business Plan Competition of which the final was held in Yangzhou in March 2012. The competition engaged 218 business plans submitted by students from Stanford, Berkeley, MIT and Harvard who competed against teams from 2 main universities in Beijing and Shanghai. The competition was very well received and widely covered in the press. Further to this initial “Made for China” competition, a new contract was awarded to EFactor to hold the came competition in late 2013, which should result in growth of the number of EFactor members.

Operating Expenses

Our operating expenses increased by $450,871, to $3,214,654 for the nine months ended September 30, 2012, from $2,763,783 for the nine months ended September 30, 2011, primarily due to non-cash charges related to stock issue for performance related services. This non-cash increase rests largely with the need to expand our management team. As we are a fast growing organization, we need to attract key personnel. In the competitive environment of Social Media industry, equity is one key benefit that a company may offer to the right person(s). To pay higher salaries in cash, would impinge on our cash flow and as such is not a suitable option. In addition, we feel that it also has the added advantage that such personnel has "skin in the game" and is invested in the business and its success. Next to salaried personnel, we continue to work with independent contractors, many of which also receive part of their remuneration in equity in order for us to have access to the right skills for the right areas of growth for the business.

Interest Income/Expense; Net

Interest expense increased to $(190,620) for the nine months ended September 30, 2012, compared to $(3,050) for the nine months ended September 30, 2011.  In the nine months ended September 30, 2012 our interest expenses includes interest on its notes payable issued in order to meet our capital and operating requirements.  These notes are converted to equity where possible and/or have been repaid. We foresee meeting all outstanding notes subject to the raising further capital and increasing revenues over the course of the next 18 months.

Liquidity and Capital Resources for Nine Months ended September 30, 2012 compared to Nine Months ended September 30, 2011

Introduction

During the nine months ended September 30, 2012 and 2011, because of our operating losses, we did not generate positive operating cash flows.  Our cash on hand as of September 30, 2012 was $75,339 and our monthly cash flow burn rate is approximately $96,000, excluding professional fees and consultants on an as needs basis.  As a result, we have significant short-term cash needs.  These needs are being satisfied through proceeds from the sales of our securities and/or issuance of promissory notes.  We are expecting to reduce the need for such short term financing as we continue to build our revenues through both acquisitions and organic growth.

Our cash, current assets, total assets, current liabilities, and total liabilities as of September 30, 2012 compared to December 31, 2011, respectively, are as follows:

	September 30, 2012	December 31, 2011	Change

Cash	$75,339	$11,259	$64,080
Total Current Assets	97,858	28,499	69,359
Total Assets	559,384	529,672	29,712
Total Current Liabilities	1.049,651	708,557	341,094
Total Liabilities	$1,069,376	$755,902	$313,474

Our current assets increased by $69,359 as of September 30, 2012 as compared to December 31, 2011.  The increase in our total assets between the two periods was primarily attributed to an increase in cash on hand along with an increase in prepaid debt related fees associated some the notes that were issued during this period of time. Another component of our assets is our website capitalization. We continue to develop and build new software and add new functionality to fulfill the needs of our members and the changes in the social media industry. Over the course of 2012, we built and launched an improved "matching" algorithm directly allowing members to create stronger connections with other members based on mutual interest and skills. We also created and launched “help me, help you” functionality -- allowing peer-to-peer collaboration and engagement between members.

Our current liabilities increased by $341,094, as of September 30, 2012 as compared to December 31, 2011.  A large portion of this increase was due to an increase in accountants payable as we continue to grow our business and add new services and products.

In order to repay our obligations in full or in part when due, we will be required to raise significant capital from other sources.  There is no assurance, however, that we will be successful in these efforts.

Cash Requirements

We had cash available as of September 30, 2012 of $75,339 and $11,259 on December 31, 2011.  Based on our revenues, cash on hand and current monthly burn rate, around $96,000, excluding professional fees and consultants on an as needs basis, we will need to continue borrowing from our shareholders and other related parties, and/or raise money from the sales of our securities, to fund operations.

Sources and Uses of Cash

Operations

We had net cash used in operating activities of $(1,244,179) for the nine months ended September 30, 2012, as compared to $(909,516) for the nine months ended September 30, 2011.  For the period in 2012, the net cash used was primarily used to fund our growth such as the additional office space, hiring of new personnel (although part of this cost was in stock and thus did not affect our cash), continued development of the website, increase in the number of events and investment in systems associated with running our new webinar series which we commenced in 2012. Thus net cash used in operating activities consisted primarily of our net loss of $(3,170,779), prepaid expenses $(10,295), offset by common stock issued for services $1,124,042, depreciation of $277,255 which was for of our website, accounts payable $159,179, accounts receivable $5,016, and accrued expenses $(65,962).

Investments

We had net cash used in investing activities of $(237,609) for the nine months ended September 30, 2012 compared to $(267,594) for the nine months ended September 30, 2011.  In the nine months ended September 30, 2012 the net cash provided by investing activities related to expenditures associated with building our website and increasing in the infrastructure and architecture needed to support the growth in the member base. We expanded our range of servers. In 2013 we will look to move our entire server set to the Cloud ensuring a cost saving per month.

Financing

Our net cash provided by financing activities for the nine months ended September 30, 2012 was $1,545,868, compared to $1,290,718 for the nine months ended September 30, 2011. For the period in 2012, our financing activities consisted of $745,337 in proceeds from notes payable and $802,890 in proceeds from common stock, offset by $(3,159) in repayment of debt. For the period in 2011, our financing activities consisted of $1,281,757 from proceeds from related party payable, $14,370 in proceeds from notes payable, offset by $(5,409) in repayment of debt.

Results of Operations for Year ended December 31, 2011 compared to Year ended December 31, 2010

Summary of Results of Operations

	Year Ended December 31,
	2011	2010
Revenue	$165,180	$135,919

Cost of revenue	114,865	84,267

Operating expenses:
Sales and marketing	81,821	32,870
Product development	195,552	127,808
General and administrative	2,904,100	955,378
Amortization and depreciation	271,488	183,212
Total operating expenses	3,567,826	1,383,535

Loss from operations	(3,402,646)	(1,247,616)

Other income (expenses)
Interest expense	(28,722)	(43,198)
Loss on sale of asset	(1,947)	-
Other income	-	6,599

Net (Loss)	$(3,433,315)	$(1,284,215)

Operating Loss; Net Loss

Our net loss increased by $2,149,100 to $(3,433,315) from $(1,284,215), for the year ended December 31, 2011 compared to December 31, 2010. Our operating loss increased by $2,155,030, from $(1,247,616) to $(3,402,646) for the same period.  The significant increase in operating loss from 2010 to 2011 is a result of our setting up a stock option plan for our staff, which formed the principal amount of our general and administrative expenses.  The options were issued to key personnel we needed to retain and incentivize in order to continue the growth of our company. In addition, we started preparing and beta testing its premium memberships in 2011which resulted in higher expenditure for sales and marketing and product development expenses in 2011.

Revenue

Our revenue for the year ended December 31, 2011 was $165,180 compared to $135,919 for the year ended December 31, 2010.  All of our revenue was derived from three key revenue streams: (1) member payments such as our event fees, annual event packages and mentoring/advisory; (2) sponsorships; and (3) revenue share with strategic partners. With respect to member payments, we started beta testing some additional premium memberships towards the latter part of 2011. In addition, we increased the revenue from mentoring/advisory substantially from fiscal year 2010 to fiscal year 2011. Sponsorships exist where third-party entities pay us for exposure either on the website, through our events or in our newsletters to our entrepreneurial members. Revenue share relates to those entities offering a product to our members at a discount, whilst we receive a nominal revenue percentage.

General and Administrative Expenses

General and administrative expenses increase by $1,948,722, to $2,904,100 for the year ended December 31, 2011, from $955,378 for the year ended December 31, 2010, The majority of this amount was primarily due to our Company setting up a stock option plan for key personnel with the remaining being salaries/wages for sales and marketing, product development and technology personnel.

Depreciation and Amortization

Our expenses related to depreciation and amortization were $271,488 for the year ended December 31, 2011, compared to $183,212 for the year ended December 31, 2010.  The increase was attributable to an increase in amortization of our website expenditures.

Loss on Sale of Asset

During the year ended December 31, 2011, we incurred a loss on sales of assets of $(1,947) related to the sale of a company-owned vehicle. We did not have any loss on settlement of debt in December 31, 2010.

Interest Expense

Interest expense decreased to $(28,722) for the year ended December 31, 2011, compared to $(43,198) for the year ended December 31, 2010, due to may of our financing needs being met by issuing shares of our common stock as opposite to borrowing.

Liquidity and Capital Resources for the Year ended December 31, 2011 compared to the Year ended December 31, 2010

Introduction

During the year ended December 31, 2011 and 2010, because of our operating losses, we did not generate positive operating cash flows.  Our cash on hand as of December 31, 2011 was $11,259 and our monthly cash flow burn rate is approximately $70,000, excluding professional fees and consultants on an as needs basis, therefore we have significant short term cash needs.  In the past these needs have been satisfied through proceeds from the issuance of our common stock and convertible notes payable. We anticipate that will be the case for the foreseeable future.

Our cash, current assets, total assets, current liabilities, and total liabilities as of December 31, 2011 compared to December 31, 2010, respectively, are as follows:

	December 31, 2011	December 31, 2010	Change

Cash	$11,259	$742	$10,517
Accounts receivable (net)	12,597	21,260	(8,663)
Total Current Assets	28,499	26,646	1,853
Total Assets	529,672	508,328	21,344
Total Current Liabilities	708,557	940,472	(231,915)
Total Liabilities	$755,902	$940,472	$(184,570)

Our total current assets increased by $1,853 as of December 31, 2011 as compared to December 31, 2010.  The increase in our total assets between the two periods was primarily attributed to an increase in cash supplies of $10,517, offset by a decrease in accounts receivable of $(8,663) between the two periods.

Our current liabilities decrease by $(231,915), as of December 31, 2011 as compared to December 31, 2010.  A large portion of this decrease was due to the conversion of several of our liabilities into shares of our common stock. Such conversion helped us strengthen our shareholders base and reduce interest payment associated with borrowing. In order to repay our obligations in full or in part when due, we will be required to raise significant capital from other sources.  There is no assurance, however, that we will be successful in these efforts.

Cash Requirements

We had cash available as of December 31, 2011 of $11,259 and $742 on December 31, 2010.  Based on our revenues, cash on hand and current monthly burn rate, around $70,000 (plus the funding commitments mentioned above), we will need to continue borrowing from our shareholders and other related parties, and/or raise money from the sales of our securities, to fund operations.

Sources and Uses of Cash

Operations

We had net cash (used) by operating activities of $(1,194,810) for the year ended December 31, 2011, as compared to $(1,275,702) for the year ended December 31, 2010.  For the period in 2011, the net cash provided by operating activities consisted primarily of our net (loss) of $(3,433,315), offset by stock option expense of $1,441,219, stock compensation expense of $29,737, accounts payable of $59,182, accounts payable related party of $19,278, depreciation of $271,488, accrued expenses of $292,521, deferred revenue of $89,441, accounts receivable of $6,567, loss on the sale of asset of $1,947 and allowance for bad debt of $2,097.

Investments

We net cash used in investing activities for the year ended December 31, 2011 of $(273,428) compared to $(254,082) for the year ended December 31, 2010, associated with the purchase of fixed assets.

Financing

Our net cash provided by financing activities for the year ended December 31, 2011 was $1,478,755, compared to $1,526,840 for the year ended December 31, 2010.  For the period in 2011, our financing activities related to proceeds from the issuance of convertible notes payable and our common stock, offset by the repayment of notes payable $(21,372).  For the period in 2010, our financing activities related to proceeds from the issuance of common stock of $1,567,534, offset by the repayment of notes payable $(40,694).

Capital Expenditures

We expect to expend approximately $285,000 in connection with development of our website and the expansion of our business.

Fiscal year end

Our fiscal year, and that of our subsidiaries, is December 31st.

Going Concern

Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with our financial statements for our fiscal year ended December 31, 2011. We had a deficit accumulated of $10,796,509 and $7,625,730 at September 30, 2012 and December 31, 2011, respectively, and had a net loss of $3,170,779 for the nine months ending September 30, 2012 and $3,433,315 for the fiscal year ended December 31,

2011, and net cash used in operating activities of $1,244,179 for the nine months ending September 30, 2012 and $1,194,810 for the fiscal year ended December 31, 2011, with $234,495 and $165,180 in revenue earned during the nine months ended September 30, 2012 and year ended December 31, 2011, respectively.

While we are attempting to increase revenues, our cash position may not be significant enough to support our daily operations.  Our management intends to raise additional funds by way of a public or private offering.  Our management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for us to continue as a going concern.  While we believe in the viability of our strategy to increase revenues and in our ability to raise additional funds, there can be no assurances to that effect.  Our ability to continue as a going concern is dependent upon our ability to further implement our business plan and generate revenues.

The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Off-Balance Sheet Arrangements

As of September 30, 2012, we have not entered into any transaction, agreement or other contractual arrangement with an entity unconsolidated under which it has:

•

a retained or contingent interest in assets transferred to the unconsolidated entity or similar arrangement that serves as credit;

•

liquidity or market risk support to such entity for such assets;

•

an obligation, including a contingent obligation, under a contract that would be accounted for as a derivative instrument; or

•

an obligation, including a contingent obligation, arising out of a variable interest in an unconsolidated entity that is held by, and material to the Company, where such entity provides financing, liquidity, market risk or credit risk support to or engages in leasing, hedging, or research and development services with the Company.

Inflation

Management believes that inflation has not had a material effect on our results of operations.

DESCRIPTION OF PROPERTY

Our facilities are listed in the following table. All facilities leased from non-affiliated lessors. Management believes that these properties are adequate for our current operational needs. We are of the opinion that all properties are well maintained and appropriately insured.

Location	Term of Lease	Approximate Sq. Ft.	Monthly Payment
870 Market Street, Suite 828, San Francisco CA 94102 U.S.	Thru 3/31/13	3,000	US$4,588
Office Pacifica, Horizon West, 365 Talbot Avenue, T8, CA 94044 U.S.	Thru 4/15/13	1,000	US$2,129
20901 Torrence Chapel Rd, Suite 101, Cornelius, NC, 28031 U.S.	Month to Month	2,021	US$1,700

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 11, 2013, certain information with respect to the Company’s equity securities owned of record or beneficially by (i) each Officer and Director of the Company; (ii) each person who owns beneficially more than 5% of each class of the Company’s outstanding equity securities; and (iii) all Directors and Executive Officers as a group.

Title of Class	Name and Address of Beneficial Owner(2)	Nature of Beneficial Ownership	Amount		Percent of Class (1)

Common Stock	Adriaan Reinders (3)	President, CEO and Director	6,453,111	(4)	17.8%(4)

Common Stock	Marion Freijsen (3)	COO and Director	6,453,111	(5)	17.8%(5)

Common Stock	James Earl Solomon (3)	Director	508,138	(6)	1.4%(6)

Common Stock	Thomas Trainer (3)	Director	475,788	(7)	1.3%(7)

Common Stock	R. Nickolas Jones (3)	CFO and CAO	0		0%

Common Stock	Roeland Reinders	Shareholder	5,926,346		11.76%

Common Stock	Robert Wildmore	Shareholder	3,686,530		6.92%

	All Officers and Directors as a Group (7 persons)		23,503,024	(4)	56.98%

(1)

After giving effect to the Share Exchange transaction, as of February 11, 2013, there is 93,458,880 shares of common stock outstanding (pre-prospective split).  Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for the purposes of computing the percentage of any other person.

(2)

Unless indicated otherwise, the address of the shareholder is 870 Market Street, Suite 828, San Francisco, CA 91402.

(3)

Indicates an officer and/or director of the Company.

(4)

Includes 2,500,000 shares of our Series A Convertible Preferred Stock, 50% of which shares are convertible into 6,453,111 shares of our common stock (post-prospective split) upon the effectiveness of a 40-for-1 reverse stock split of our common stock.  After giving effect to the 40-for-1 reverse stock split and the additional share issuances to be issued in the Exchange Agreement, the 6,453,111 shares of our common stock will represent approximately 17.8% of our common stock with the remaining 50% of the Series A Convertible Preferred Stock (non-convertible) able to vote at 25 votes per share, or a total of 31,250,000 additional votes on any matter brought before the holders of our common stock for a vote.

(5)

Includes 2,500,000 shares of our Series A Convertible Preferred Stock, 50% of which shares are convertible into 6,453,111 shares of our common stock (post-prospective split) upon the effectiveness of a 40-for-1 reverse stock split of our common stock.  After giving effect to the 40-for-1 reverse stock split and the additional share issuances to be issued in the Exchange Agreement, the 6,453,111 shares of our common stock will represent approximately 17.8% of our common stock with the remaining 50% of the Series A Convertible Preferred Stock (non-convertible) able to vote at 25 votes per share, or a total of 31,250,000 additional votes on any matter brought before the holders of our common stock for a vote.

(6)

Includes 1,082,012 shares of our common stock issued to Mr. Solomon, plus an additional 481,087 post-split shares of our common stock to be issued to Mr. Solomon after the effect of a 40-for-1 reverse split (which reduces the 1,082,212 shares to 27,050 shares), bringing Mr. Solomon’s total share ownership post-split and new issuance to 508,138 shares of our common stock.

(7)

Includes 1,013,128 shares of our common stock issued to Mr. Trainer, plus an additional 450,460 post-split shares of our common stock to be issued to Mr. Trainer after the effect of a 40-for-1 reverse split (which reduces the 1,013,128 shares to 25,328 shares), bringing Mr. Trainer’s total share ownership post-split and new issuance to 475,788 shares of our common stock.

Change in Control

As a result of the Share Exchange with EFactor, certain EFactor shareholders were appointed to the Company’s board of directors and our sole officer and director resigned. The resignation of our existing director, and the appointment of new directors, which actions effect a change in the majority of our Board of Directors were effective with the close of the Share Exchange Agreement detailed herein. Regarding the changes to our Board of Directors, the following occurred February 11, 2013:

•

David S. Rector resigned from our Board of Directors;

•

Adriaan Reinders was appointed to our Board of Directors;

•

Marion Freijsen was appointed to our Board of Directors;

•

James Earl Solomon was appointed to our Board of Directors; and

•

Thomas Trainer was appointed to our Board of Directors.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names and ages of our current directors and executive officers, the principal offices and positions with the Company held by each person and the date such person became a director or executive officer of the Company.  Our executive officers are elected annually by the Board of Directors.  The directors serve one-year terms until their successors are elected.  The executive officers serve terms of one year or until their death, resignation, or removal by the Board of Directors.  Unless described below, there are no family relationships among any of the directors and officers.

Name	Age	Position(s)

Adriaan Reinders	68	President, Chief Executive Officer and Director

Marion Freijsen	50	Chief Operating Officer and Director

R. Nickolas Jones	33	Chief Financial Officer

James Earl Solomon	62	Director

Thomas Trainer	66	Director

Adriaan Reinders has launched numerous businesses from the ground-up, growing and selling them through all economic cycles. He has created multiple businesses through a roll-up strategy, the largest of which had 1,110 employees and was sold to British Telecom. He is the Co-Founder and Chief Executive Officer (CEO) of The E-Factor Corp., a global social network for entrepreneurs providing them with online and offline support regarding funding, business development, cost savings and knowledge Mr. Reinders oversees the daily operations of the company, and his responsibilities include locating funds for company expansion. Mr. Reinders is also the Co-Founder and until 2010 served as an Executive Board Member of OHM Inc., a sales consulting firm serving emerging technology companies. Further, he was a founder and served as the Acting Chief Executive Officer of Supply Chain Solutions B.V., a global business solutions firm specializing in supply chain management and software services for the U.S. pharmaceutical manufacturers and large European retailers. In 1989, Mr. Reinders founded Rijnhaave, a Netherlands information technology company specializing in systems integration, and subsequently executed six acquisition transactions in the Netherlands and the U.S. before selling the company to Syntegra, a subsidiary of British Telecom. In 1975, Mr. Reinders founded Microlife, a Netherlands information technology firm specializing in customer services and training for mainframe environments. Mr. Reinders’ extensive engagements include serving as a board member of the Kelley School of Business at the University of Indiana, the

Executive Chairman of Artilium (a publicly held company), and a former Board Member of Global IT Division of British Telecom. He is also a frequent speaker and a published author with books on entrepreneurial networking and social media. Mr. Reinders holds a degree in Social Geography from the University of Amsterdam.

Marion Freijsen is the Co-Founder and Chief Operating Officer (COO) of E-Factor Corp., the world’s largest global social network for entrepreneurs providing members with online and offline support regarding funding, business development, cost savings and knowledge.  Ms. Freijsen was responsible for and managed the build of the E-Factor platform supporting the now more than 1 million members. E-Factor has approximately 700,000 members in the U.S. and provides 60 events annually across the U.S.  Ms. Freijsen is also the owner of Elegio BV, a Netherlands company providing business consulting and management expertise in the areas of strategy, vision, finance, international expansion and business development for clients such as ING, Lloyds, BASF and Numico.  In addition, Ms. Freijsen is the founder and the former Chief Executive Officer (CEO) and Executive Board Member of OHM Inc., a sales consulting firm serving emerging technology companies.  Ms. Freijsen co-launched OHM Business Development with no outside investment, and in five years established a portfolio of more than 100 clients.  Her expertise includes arranging meetings for clients with the senior management and/or board members of Fortune 1500 companies, such as HSBC, Barclays Bank, ING, BP, Shell and Exxon.  Ms. Freijsen’s background includes serving as a former Vice President (Central Europe) for Currenex Ltd., Commercial Director of Speedport NV, Country Manager (Benelux) for Newsedge Corp., Major Account Manager for ICV Ltd. / S&P Comstock, and Account Manager for Bloomberg Financial Markets.  Ms. Freijsen is the co-author of two books (the most recent published in November 2012 called “The E-Factor: Entrepreneurship in the Social Media Age”). She is a frequent speaker at global conferences in cities such as New York, Boston, San Francisco, London, Amsterdam and Berlin. In 2012 she was invited to participate in the debate by the White House committee on Job Creation and she critiqued one of the presidential debates on Wall Street Journal TV from a Small Business perspective.  Ms. Freijsen holds a marketing degree from the Chartered Institute of Marketing in London.

R. Nickolas Jones received a Bachelor of Arts degree in Economics from Brigham Young University, Provo, UT in 2002, before attending Delta Connections Academy to become a professional airline pilot. After working as a pilot for Mesa Airlines, in 2007 Mr. Jones began working as an accounting consultant for J&J Consultants, LLC, in Farmington, Utah. During his time at J&J Consultants, Mr. Jones has provided accounting services for various private and public companies, as well as providing EDGAR filing services for public companies that make filings with the U.S. Securities and Exchange Commission. Mr. Jones is also currently serving as the chief financial officer of AD Systems, Inc. He lives in Clearfield, Utah, and is working towards a Master’s Degree in Accounting at Weber State University, Ogden, UT.

 James Earl Solomon  is a Certified Public Accountant (CPA) and has served as a Chief Financial Officer (CFO), Director and Audit Committee Chairman of several publicly held companies.  Since 2008, Mr. Solomon has been the Chief Financial Officer and a Director of Broadcast International.  From 2001 – 2008, he served as a Director of Nevada Chemicals Company, and from 1990 – 2001, he was a Director of Lifshultz Industries. Mr. Solomon has served as the Audit Committee Chairman for Broadcast International, Nevada Chemicals Company, and Lifshultz Industries, all publicly held companies.

Thomas Trainer is a well-recognized and awarded leader in the business technology field. Throughout the course of his 40-year career, he has assisted companies such Citigroup, PepsiCo, Reebok , Eli Lilly &Company and Joseph E. Seagram to the forefront of their Industries, in his role as their Global Chief Information Officer. His list of accomplishments include;

-- Recipient of “The Albert Einstein Award” for career achievement in Information Technology [2005].

-- Receipt of InformationWeek Magazine’s “CIO of The Year” award, for his leadership of Reebok’s Global Business Process/Technology Redesign [1994].

-- Tribute in CIO Magazine’s 10th Anniversary Edition as “The Quintessential CIO”, for his vision and leadership [1998].

-- Inclusion as a member of select Industry and Government Task Forces on Technology [1996-1999]

-- Leadership of a Cross-Healthcare Industry study, on “The Internet’s Impact on Healthcare”.

In 1996, Mr. Trainer helped found “The Working Council of CIOs of The Advisory Board” and “The Pharmaceutical Research and Manufacturers Association (PHARMA)  CIO Forum. He has lectured internationally on business and technology issues, including “The World Congress of Information Technology” in Washington, DC in 1998; and various conferences sponsored by The Economist, Forbes, BusinessWeek, Fortune, and Financial

Times. In 2009 he keynoted in Beijing the “Inaugural Sino-American CIO Conference”. Mr. Trainer has also been profiled on CBS TV’s “American Edition” and CNBC’s “Technology Edge” Broadcast programs.

Family Relationships

There are no family relationships between or among the above directors, executive officers or persons nominated or charged by us to become directors or executive officers.

Conflicts of Interest

Certain potential conflicts of interest are inherent in the relationships between our officers and directors and us.

From time to time, one or more of our affiliates may form or hold an ownership interest in and/or manage other businesses both related and unrelated to the type of business that we own and operate.  These persons expect to continue to form, hold an ownership interest in and/or manage additional other businesses which may compete with our business with respect to operations, including financing and marketing, management time and services and potential customers. These activities may give rise to conflicts between or among the interests of us and other businesses with which our affiliates are associated.  Our affiliates are in no way prohibited from undertaking such activities, and neither we nor our shareholders will have any right to require participation in such other activities.

Further, because we intend to transact business with some of our officers, directors and affiliates, as well as with firms in which some of our officers, directors or affiliates have a material interest, potential conflicts may arise between the respective interests of us and these related persons or entities.  We believe that such transactions will be effected on terms at least as favorable to us as those available from unrelated third parties.

With respect to transactions involving real or apparent conflicts of interest, we have adopted policies and procedures which require that: (i) the fact of the relationship or interest giving rise to the potential conflict be disclosed or known to the directors who authorize or approve the transaction prior to such authorization or approval, (ii) the transaction be approved by a majority of our disinterested outside directors, and (iii) the transaction be fair and reasonable to us at the time it is authorized or approved by our directors.

Our policies and procedures regarding transactions involving potential conflicts of interest are not in writing.  We understand that it will be difficult to enforce our policies and procedures and will rely and trust our officers and directors to follow our policies and procedures.  We will implement our policies and procedures by requiring the officer or director who is not in compliance with our policies and procedures to remove himself and the other officers and directors will decide how to implement the policies and procedures, accordingly.

Involvement in Certain Legal Proceedings

Certain conditions may exist as of the date the financial statements are issued. These conditions may result in a future loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons,” none of our directors, director nominees, or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates, or associates which are required to be disclosed pursuant to the rules and regulations of the Commission.

 Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company.  Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

During the most recent fiscal year, to the Company’s knowledge, the following delinquencies occurred:

Name	No. of Late Reports	No. of Transactions Reported Late	No. of Failures to File
Adriaan Reinders	0	0	0
Marion Freijsen	0	0	0
R. Nickolas Jones	0	0	0
James Earl Solomon	0	0	0
Thomas Trainer	0	0	0
David S. Rector	0	0	0

Board Meetings and Committees

During the 2011 and 2012 fiscal year to date, the Board of Directors met on a regular basis and took written action on numerous other occasions.  All the members of the Board attended the meetings.  The written actions were by unanimous consent.

Code of Ethics

We have not adopted a written code of ethics, because we believe and understand that our officers and directors adhere to and follow ethical standards without the necessity of a written policy.

Audit Committee

We do not currently have an audit committee.

Compensation Committee

We do not currently have a compensation committee.

Director Compensation

The following table sets forth director compensation for fiscal year 2012 through September 30, 2012:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Adriaan Reinders	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Marion Freijsen	-0-	-0-	-0-	-0-	-0-	-0-	-0-

James Earl Solomon	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Thomas Trainer	-0-	-0-	-0-	-0-	-0-	-0-	-0-

David S. Rector	-0-	-0-	-0-	-0-	-0-	-0-	-0-

EXECUTIVE COMPENSATION

The following sets forth information with respect to the compensation awarded or paid to Adriaan Reinders, our current President and Chief Executive Officer, Marion Freijsen, our Chief Operating Officer and R. Nickolas Jones, our Chief Financial Officer, and David S. Rector, our former President, Chief Executive Officer, Secretary and Treasurer for all services rendered in all capacities to us for the fiscal years ended December 31, 2011 and 2010.

Summary Compensation Table

The following table sets forth information regarding each element of compensation that we paid or awarded to our named executive officers for the fiscal years ended fiscal years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Fiscal Year	Salary($)	Bonus($)	All Other Compensation ($)	Total($)
Adriaan Reinders (1)	2011	$90,000	$0	$0	$90,000
President and	2010	$90,000	$0	$0	$90,000
Chief Executive Officer	2009	$90,000	$0	$0	$90,000

Marion Freijsen (1)	2011	$90,000	$0	$0	$90,000
Chief Operating Officer	2010	$90,000	$0	$0	$90,000
	2009	$90,000	$0	$0	$90,000

R. Nickolas Jones (1)	2011	$0	$0	$0	$0
Chief Financial Officer	2010	$0	$0	$0	$0
	2009	$0	$0	$0	$0

David S. Rector (2)	2011	$0	$0	$0	$0
Former Pres., CEO, CFO,	2010	$0	$0	$60,000	$60,000
Treasurer, and Secretary	2009	$0	$0	$0	$0

(1) On February 11, 2013, we acquired EFactor in a reverse acquisition transaction and, in connection with that transaction, Mr. Reinders was appointed as our President and Chief Executive Officer, Ms. Freijsen Chief Financial Officer and Secretary and Mr. Jones, our Chief Financial Officer. All compensation reflected in the table was derived from EFactor, our now majority-owned subsidiary.

(2) David S. Rector resigned as an executive officer effective February 11, 2013. Mr. Rector’s compensation includes $60,000 per year in consulting fees to an entity owned by Mr. Rector under the terms of an oral agreement as compensation for his services to us for 2011 and 2010, respectively.  No payments were made in 2011.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning outstanding stock awards held by the Named Executive Officers for partial fiscal year 2012 (from January 1, 2012 through September 30, 2012):

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number Of Shares or Units of Stock That Have Not Vested (#)	Market Value Of Shares Or Units Of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Adriaan Reinders	-0-	-0-	-0-	-0-	-	-0-	-0-	-0-	-0-

Marion Freijsen	-0-	-0-	-0-	-0-	-	-0-	-0-	-0-	-0-

R. Nickolas Jones	-0-	-0-	-0-	-0-	-	-0-	-0-	-0-	-0-

James Earl Solomon	-0-	-0-	-0-	-0-	-	-0-	-0-	-0-	-0-

Thomas Trainer	-0-	-0-	-0-	-0-	-	-0-	-0-	-0-	-0-

David S. Rector	1,000,000	1,000,000	-0-	$0.125	6/18/13	-0-	-0-	-0-	-0-

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

We have not entered into or been a participant in any transaction in which a related person had or will have a direct or indirect material interest in an amount that exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets for the last three completed fiscal years.

We do not have a written policy concerning the review, approval, or ratification of transactions with related persons.

We do not have an audit, compensation, or nominating committee.

Two of our directors, James Earl Solomon and Thomas Trainer are independent.  Because our common stock is not currently listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to make this determination.  NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship that, in the opinion of the company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  The NASDAQ listing rules provide that a director cannot be considered independent if:

•

the director is, or at any time during the past three years was, an employee of the company;

•

the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

•

a family member of the director is, or at any time during the past three years was, an executive officer of the company;

•

the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

•

the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

•

the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

Mr. Reinders and Ms. Freijsen are not considered independent because they each serve as an executive officer of the Company.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

On July 26, 2010, we filed a lawsuit against Prentis Tomlinson and PBT Capital Partners (“PBT”) in the 151st Judicial District Court of Harris County, Texas, Case No. 2010-46137, seeking damages for breach of contract, negligent misrepresentation, fraud, unjust enrichment, fiduciary misconduct, exemplary damages, and declaratory judgment with respect to certain agreements entered into between Mr. Tomlinson, PBT and the Company. On January 24, 2012 we consummated a Settlement Agreement with Mr. Tomlinson and PBT whereby Mr. Tomlinson and PBT agreed to resolve a certain liability from Johnson County, Texas and pay us a total of $115,000 in the form of seven payments, the last of which was due on July 30, 2012.  We received only the first payment of $15,000 in January 2012.

On April 2, 2012 we obtained a Final Agreed Judgment in the above-entitled matter whereby the District Court of Harris County, Texas, 151st Judicial District, ordered and decreed Mr. Tomlinson and PBT to pay us $351,626.30, pursuant to the Settlement Agreement.  In addition, the judgment ordered Tomlinson and PBT to pay the Company $5,000 for attorney fees incurred and that the entire judgment total should accrue interest at a rate of 5.0% per annum.  Furthermore, we are entitled to a total of $15,000 in attorney’s fees incurred in the enforcement and collection of the judgment.

Eric Bobo vs. Izzy Justice, EQmentor and The E-Factor Corp., Superior Court of Mecklenbury County, North Carolina Business Court, Case No. 12 CVS 21548. The above-captioned case seeks damages for breach of contract, violation of wage and hour laws, unjust enrichment, and breach of fiduciary duty related to the alleged treatment of Plaintiff’s stock and stock options during the merger between Defendant EQmentor, Inc., a Delaware corporation (“EQmentor”), and EFactor.  In addition to alleging breach of contract and wage and hour violations relating to purported compensation in the form of stock and stock options, the Complaint also alleges that the individual defendant, who was the manager and majority shareholder of EQmentor, breached his fiduciary duty to the Plaintiff, as an EQmentor shareholder, by engaging in “self-dealing” and failing to present the transaction between EQmentor and EFactor to a shareholder vote.

EFactor (and its subsidiary EQmentor) have successfully moved the case to the North Carolina Business Court. EFactor has also sent a notice to Mr. Justice, the former CEO of EQmentor that all damages and costs shall be recouped from any outstanding sums still owed to Mr. Justice as per the Merger Agreement and subsequent Release documentation. It is our opinion that EFactor is wrongly named in this case, as it was not party to the agreements between Mr. Bobo and Mr. Justice and had not been informed of any such arrangements by Mr. Justice or his counsel during either due diligence or other merger disclosures and discussions.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Since December 2007 our common stock has been quoted in the over-the-counter market on the OTCQB Market Tier of the OTC Markets Group (formerly the Pink Sheets) under the symbol STDR and trading in our common stock is extremely limited. The reported high and low bid prices for the common stock as reported on the OTCQB Market Tier are shown below for the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

2011	High	Low

First quarter ended March 31, 2011	$0.009	$0.009
Second quarter ended June 30, 2011	$0.023	$0.023
Third quarter ended September 30, 2011	$0.0055	$0.0055
Fourth quarter ended December 31, 2011	$0.0020	$0.0020

2012

First quarter ended March 31, 2012	$0.06	$0.002
Second quarter ended June 30, 2012	$0.06	$0.025
Third quarter ended September 30, 2012	$0.025	$0.021
Fourth quarter ended December 31, 2012	$0.022	$0.010

The closing bid price of our common stock as reported on the OTCQB Market Tier of the OTC Markets Group was $0.018 on February 11, 2013. No shares of our common stock have traded since that date. As of February 11, 2013, there were approximately 225 record owners of our common stock.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock.  The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to a few exceptions which we do not meet.  Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

There have been no cash dividends declared on our common stock, and we do not anticipate paying cash dividends in the foreseeable future.  Dividends are declared at the sole discretion of our Board of Directors.

Transfer Agent and Registrar

Our independent stock transfer agent is Pacific Stock Transfer Company.

RECENT SALES OF UNREGISTERED SECURITIES

Pursuant to the Share Exchange Transaction, we agreed to issue 5,000,000 shares of our newly-created Series A Preferred Stock to Mr. Adriaan Reinders and Ms. Marion Freijsen, both of whom are now officers and directors of Standard Drilling, Inc.  We have not issued those shares as of the date of this filing.  Mr. Reinders and Ms. Freijsen exchanged 2,333,946 shares of EFactor common stock, representing approximately 24% of the outstanding common stock of EFactor, for the 5,000,000 shares of our Series A Preferred Stock.  Based on the representation and warranties provided by Mr. Reinders and Ms. Freijsen in the Exchange Agreement, the issuances to them will be exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, due to the fact Mr. Reinders and Ms. Freijsen  are either accredited or sophisticated investors and are familiar with our operations.

Pursuant to the Share Exchange Transaction, we agreed to issue 50,000,000 shares of our common stock to eighteen (18) shareholders of EFactor that are listed on Exhibit A to the Share Exchange Agreement, including to Mr. Jim Solomon and Mr. Thomas Trainer, both of whom are now directors of Standard Drilling, Inc.  Those eighteen (18) shareholders exchanged 4,246,304 shares of EFactor common stock, representing approximately 44% of the outstanding common stock of EFactor, for the 50,000,000 shares of our common stock.  We have not issued those shares as of the date of this filing.  Based on the representation and warranties provided by the EFactor Shareholders in the Exchange Agreement, the issuances will be exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, due to the fact these shareholders are either accredited or sophisticated investors and are familiar with our operations.

Pursuant to the Share Exchange Transaction, we agreed to issue 6,500,000 shares of our common stock to David S. Rector, Standard Drilling’s sole officer and director immediately prior to the Closing, and 3,500,000 to Patrick Gilmoure, in exchange for services rendered to Standard Drilling prior to the Closing.  We have not issued those shares as of the date of this filing.  Based on the representation and warranties provided by Mr. Rector and Mr. Gilmoure in the Exchange Agreement, the issuances will be exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, due to the fact these shareholders are either accredited or sophisticated investors and are familiar with our operations.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of a total of 110,000,000 shares, and is comprised of 100,000,000 shares of common stock, par value $0.001 and 10,000,000 shares of preferred stock, par value $0.001.  After giving effect to the Share Exchange Transaction, as of February 11, 2013, there are 93,458,880 shares of our common stock issued and outstanding, and 5,000,000 shares of our preferred stock issued or outstanding, consisting of 5,000,000 shares of our Series A Preferred Stock.

Common Stock.  Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments.  The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders.  There is no cumulative voting with respect to the election of our directors or any other matter.  Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors.  The holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors from funds legally available therefore.  Cash dividends are at the sole discretion of our Board of Directors.  In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock.  Holders of shares of our common stock have no conversion, preemptive, or other subscription rights, and there are no redemption provisions applicable to our common stock.

Dividend Policy.  We have never paid any dividends and do not expect to pay any stock dividend or any cash dividends on our common stock in the foreseeable future.  We currently intend to retain our earnings, if any, for use in our business.  Any dividends declared on our common stock in the future will be at the sole discretion of our Board of Directors and may be subject to any restrictions that may be imposed by lenders or other third parties.

Preferred Stock.  We are authorized to issue 10,000,000 shares of preferred stock, par value $0.001.  We currently have one series of preferred stock, our Series A Convertible Preferred Stock.

Our Series A Convertible Preferred Stock has the following rights and preferences:

•

Dividend Rights. When, as and if declared by our Board, noncumulative dividends in an amount equal to any dividends or other distribution on the Common Stock

•

Participation Rights. Pro rata on the Common Stock and the Series A Convertible Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series A Convertible Preferred Stock is to be treated for this purpose as holding the number of shares of Common Stock to which the holders thereof would be entitled if they converted their shares of Series A Convertible Preferred Stock at the time of such dividend.

•

Liquidation Rights.  In the event of any liquidation, dissolution or winding up the holders of each share of Series A Convertible Preferred Stock then outstanding shall be entitled to be paid, out of the available funds and assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any available funds and assets on any shares of Common Stock or subsequent series of preferred stock, and in equal preference with any prior series of preferred stock, an amount per share equal to the original issue price of the Series A Convertible Preferred Stock plus all declared but unpaid dividends on the Series A Convertible Preferred Stock.  If upon any liquidation, dissolution or winding up of the Company, the available funds and assets shall be insufficient to permit the payment to holders of the Series A Convertible Preferred Stock of their full preferential amount as described in this subsection, then all of the remaining available funds and assets shall be distributed among the holders of the then outstanding Series A Convertible Preferred Stock pro rata, according to the number of outstanding shares of Series A Convertible Preferred Stock held by each holder thereof.

•

Merger or Sale of Assets. A reorganization or any other consolidation or merger with or into any other corporation, or any other sale of all or substantially all of the assets, shall not be deemed to be a liquidation, dissolution or winding up and the Series A Convertible Preferred Stock shall be entitled only to (i) the right provided in any agreement or plan governing the reorganization or other consolidation, merger or sale of assets transaction, (ii) the rights contained in the General Corporation Law of the State of Nevada and (iii) the rights contained in the Certificate of Designation.

•

Conversion Rights. (i) Mandatory Conversion of Preferred Stock.   For the holders of the 5,000,000 shares of Series A Preferred Stock one-half of the shares of Series A Convertible Preferred Stock they own will be automatically converted into 12,906,222 shares of our common stock on the effective date of, and after giving effect to, a 40-for-1 reverse stock split of the Company’s common stock; and (ii) Voluntary Conversion of Preferred Stock.  After one-half of the shares of Series A Preferred Stock are converted to our common stock in accordance with (i)

above, the remaining shares of Series A Preferred Stock are not convertible.

•

Redemption.  We do not have any redemption rights relating to the Series A Convertible Preferred Stock.

•

Voting Provisions.  Each share of Series A Convertible Preferred Stock shall be entitled to twenty- five (25) votes on any matter properly brought before our common stockholders for a vote.

Our Board of Directors has the authority, without further authorization from our stockholders, to divide, designate the preferences and relatives, participating, optional or other special rights, or qualifications, limitations or restrictions of our preferred stock, and issue from time to time any or all of our preferred stock, as one or more other classes or series.  The designations, preferences, and relative, participating, optional or other special rights, the qualifications, limitations or restrictions of our preferred stock, of each additional series, if any, may differ from those of any and all other series already outstanding.  Further, our Board of Directors has the power to fix the number of shares constituting our authorized capital stock and thereafter to increase or decrease the number of shares of any such class or series subsequent to the issue of shares of that class or series but not below the number of shares of that class or series then outstanding.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada law authorizes Nevada corporations to limit or eliminate the personal liability of their directors to them and their stockholders for monetary damages for breach of a director’s fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations Nevada law authorizes, directors of Nevada corporations are accountable to those corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Nevada law enables Nevada corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to us and our stockholders to the fullest extent Nevada law permits. Specifically, no director will be personally liable for monetary damages for any breach of the director’s fiduciary duty as a director, except for liability:

·for any breach of the director’s duty of loyalty to us or our stockholders;

·for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

·for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the NGCL; and

·for any transaction from which the director derived an improper personal benefit.

This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders. Our bylaws provide indemnification to our officers and directors and other specified persons with respect to their conduct in various capacities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Anti-Takeover Effects of Provisions of the NGCL and our Certificate of Incorporation and Bylaws

Provisions of the NGCL and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our Board of Directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in improved terms for our stockholders.

Nevada Anti-Takeover Statute.   We are subject to Section 203 of the NGCL, an anti-takeover statute. In general, Section 203 of the NGCL prohibits a publicly-held Nevada corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

As of February 1, 2013, we are not subject to Section 203 of the NGCL because we do not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders and we have not elected by a provision in our original Certificate of Incorporation or any amendment thereto to be governed by Section 203. Unless we adopt an amendment of our Certificate of Incorporation by action of our stockholders expressly electing not to be governed by Section 203, we would generally become subject to Section 203 of the NGCL at such time that we have a class of voting stock that is either listed on a national securities exchange or held of record by more than 2,000 stockholders, except that the restrictions contained in Section 203 would not apply if the business combination is with an interested stockholder who became an interested stockholder before the time that we have a class of voting stock that is either listed on a national securities exchange or held of record by more than 2,000 stockholders.

Amendments to Our Certificate of Incorporation. Under the NGCL, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is required to amend a corporation’s certificate of incorporation. Under the NGCL, the holders of the outstanding shares of a class of our capital stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

·increase or decrease the aggregate number of authorized shares of such class;

·increase or decrease the par value of the shares of such class; or

·alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class of our capital stock so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.

Vacancies in the Board of Directors. Our bylaws provide that, subject to limitations, any vacancy occurring in our Board of Directors for any reason may be filled by a majority of the remaining members of our Board of Directors then in office, even if such majority is less than a quorum. Each director so elected shall hold office until the expiration of the term of the other directors. Each such directors shall hold office until his or her successor is elected and qualified, or until the earlier of his or her death, resignation or removal.

Special Meetings of Stockholders. Under our bylaws, special meetings of stockholders may be called at any time by a majority of the members of the Board of Directors or by any officer instructed by the directors to call such a meeting. Under the NGCL, written notice of any special meeting must be given not less than 10 nor more than 60 days before the date of the special meeting to each stockholder entitled to vote at such meeting.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our Board of Directors or a committee of our Board of Directors.

No Cumulative Voting. The NGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation will not provide for cumulative voting.

ITEM 3.02

UNREGISTERED SALES OF EQUITY SECURITIES

Pursuant to the Share Exchange Transaction, we agreed to issue 5,000,000 shares of our newly-created Series A Preferred Stock to Mr. Adriaan Reinders and Ms. Marion Freijsen, both of whom are now officers and directors of Standard Drilling, Inc.  We have not issued those shares as of the date of this filing.  Mr. Reinders and Ms. Freijsen exchanged 2,333,946 shares of EFactor common stock, representing approximately 24% of the outstanding common stock of EFactor, for the 5,000,000 shares of our Series A Preferred Stock.  Based on the representation and warranties provided by Mr. Reinders and Ms. Freijsen in the Exchange Agreement, the issuances to them will be exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, due to the fact Mr. Reinders and Ms. Freijsen  are either accredited or sophisticated investors and are familiar with our operations.

Pursuant to the Share Exchange Transaction, we agreed to issue 50,000,000 shares of our common stock to eighteen (18) shareholders of EFactor that are listed on Exhibit A to the Share Exchange Agreement, including to Mr. Jim Solomon and Mr. Thomas Trainer, both of whom are now directors of Standard Drilling, Inc.  Those eighteen (18) shareholders exchanged 4,246,304 shares of EFactor common stock, representing approximately 44% of the outstanding common stock of EFactor, for the 50,000,000 shares of our common stock.  We have not issued those shares as of the date of this filing.  Based on the representation and warranties provided by the EFactor Shareholders in the Exchange Agreement, the issuances will be exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, due to the fact these shareholders are either accredited or sophisticated investors and are familiar with our operations.

Pursuant to the Share Exchange Transaction, we agreed to issue 6,500,000 shares of our common stock to David S. Rector, Standard Drilling’s sole officer and director immediately prior to the Closing, and 3,500,000 to Patrick Gilmoure, in exchange for services rendered to Standard Drilling prior to the Closing.  We have not issued those shares as of the date of this filing.  Based on the representation and warranties provided by Mr. Rector and Mr. Gilmoure in the Exchange Agreement, the issuances will be exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, due to the fact these shareholders are either accredited or sophisticated investors and are familiar with our operations.

ITEM 4.01 CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT.

(a) We dismissed M&K CPAS, PLLC. (“M&K”) as our independent registered public accounting firm. The decision to dismiss M&K was approved by our board of directors on February 11, 2013 and we notified M&K of their dismissal on February 12, 2013.

During the time of M&K’s engagement (September 16, 2009 to February 12, 2013) as our independent registered public accounting firm, (i) there were no disagreements between the Registrant and M&K on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of M&K, would have caused M&K to make reference to the matter in a report on our financial statements; and (ii) there were no reportable events as the term described in Item 304(a)(1)(v) of Regulation S-K.

We have requested M&K to furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statement made above by us.  A copy of such letter, dated February 13, 2013, is filed herewith as Exhibit 16.1 and incorporated herein by reference.

(b) On February 11, 2013, we engaged, MaloneBailey, LLP (“MaloneBailey”) to serve as our independent registered public accounting firm for the years ending December 31, 2012. During the past 4 fiscal years ended December 31, 2008, 2009, 2010 and 2011, and from January 1, 2012 to February 11, 2013, we did not consult with MaloneBailey regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements. The decision to engage MaloneBailey was approved by our board of directors on February 11, 2013.

ITEM 5.01

CHANGES IN CONTROL OF REGISTRANT

On February 1, 2012, we entered into an Acquisition and Share Exchange Agreement (the “Exchange Agreement”) by and among (i) Standard Drilling, (ii) EFactor, and (iii) the shareholders of EFactor, pursuant to which 20 holders of 70% of the outstanding common stock of EFactor transferred to us 6,580,250 of the common stock of EFactor in exchange for the issuance of 50,000,000 shares (the “Shares”) of our common stock and 5,000,000 shares of a yet to be created series of preferred stock to be entitled the “Series A Convertible Preferred Stock” (such transaction, the “Share Exchange”). This transaction closed on February 11, 2013.  As a result of the Share Exchange, EFactor became our majority-owned subsidiary.  We are now a holding company with all of our operations conducted through EFactor, which primarily consist of owning, operating and administering certain assets related to a social media network, on- and offline content and interests in a subsidiary that conducts business operations as EQMentor and certain other intellectual property, as more fully discussed herein.

As a result of the Share Exchange with EFactor, certain EFactor shareholders were appointed to the Company’s board of directors and our sole officer and director resigned. The resignation of our existing director, and the appointment of new directors, which actions effect a change in the majority of our Board of Directors were effective with the close of the Share Exchange Agreement detailed herein. Regarding the changes to our Board of Directors, the following occurred February 11, 2013:

•

David S. Rector resigned from our Board of Directors;

•

Adriaan Reinders was appointed to our Board of Directors;

•

Marion Freijsen was appointed to our Board of Directors;

•

James Earl Solomon was appointed to our Board of Directors; and

•

Thomas Trainer was appointed to our Board of Directors.

ITEM 5.02

DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENT OF CERTAIN OFFICERS

As a result of the Share Exchange with EFactor, certain EFactor shareholders were appointed to the Company’s board of directors and our sole officer and director resigned. The resignation of our existing director, and the appointment of new directors, which actions effect a change in the majority of our Board of Directors were effective with the close of the Share Exchange Agreement detailed herein. Regarding the changes to our Board of Directors, the following occurred February 11, 2013:

•

David S. Rector resigned from our Board of Directors;

•

Adriaan Reinders was appointed to our Board of Directors;

•

Marion Freijsen was appointed to our Board of Directors;

•

James Earl Solomon was appointed to our Board of Directors; and

•

Thomas Trainer was appointed to our Board of Directors.

Adriaan Reinders has launched numerous businesses from the ground-up, growing and selling them through all economic cycles. He has created multiple businesses through a roll-up strategy, the largest of which had 1,110 employees and was sold to British Telecom. He is the Co-Founder and Chief Executive Officer (CEO) of The E-Factor Corp., a global social network for entrepreneurs providing them with online and offline support regarding funding, business development, cost savings and knowledge Mr. Reinders oversees the daily operations of the company, and his responsibilities include locating funds for company expansion. Mr. Reinders is also the Co-Founder and until 2010 served as an Executive Board Member of OHM Inc., a sales consulting firm serving emerging technology companies. Further, he was a founder and served as the Acting Chief Executive Officer of Supply Chain Solutions B.V., a global business solutions firm specializing in supply chain management and software services for the U.S. pharmaceutical manufacturers and large European retailers. In 1989, Mr. Reinders founded Rijnhaave, a Netherlands information technology company specializing in systems integration, and subsequently executed six acquisition transactions in the Netherlands and the U.S. before selling the company to Syntegra, a subsidiary of British Telecom. In 1975, Mr. Reinders founded Microlife, a Netherlands information technology firm specializing in customer services and training for mainframe environments. Mr. Reinders’ extensive engagements include serving as a board member of the Kelley School of Business at the University of Indiana, the Executive Chairman of Artilium (a publicly held company), and a former Board Member of Global IT Division of British Telecom. He is also a frequent speaker and a published author with books on entrepreneurial networking and social media. Mr. Reinders holds a degree in Social Geography from the University of Amsterdam.

Marion Freijsen is the Co-Founder and Chief Operating Officer (COO) of E-Factor Corp., the world’s largest global social network for entrepreneurs providing members with online and offline support regarding funding, business development, cost savings and knowledge.  Ms. Freijsen was responsible for and managed the build of the E-Factor platform supporting the now more than 1 million members. E-Factor has approximately 700,000 members in the U.S. and provides 60 events annually across the U.S.  Ms. Freijsen is also the owner of Elegio BV, a Netherlands company providing business consulting and management expertise in the areas of strategy, vision, finance, international expansion and business development for clients such as ING, Lloyds, BASF and Numico.  In addition, Ms. Freijsen is the founder and the former Chief Executive Officer (CEO) and Executive Board Member of OHM Inc., a sales consulting firm serving emerging technology companies.  Ms. Freijsen co-launched OHM Business Development with no outside investment, and in five years established a portfolio of more than 100 clients.  Her expertise includes arranging meetings for clients with the senior management and/or board members of Fortune 1500 companies, such as HSBC, Barclays Bank, ING, BP, Shell and Exxon.  Ms. Freijsen’s background includes serving as a former Vice President (Central Europe) for Currenex Ltd., Commercial Director of Speedport NV, Country Manager (Benelux) for Newsedge Corp., Major Account Manager for ICV Ltd. / S&P Comstock, and Account Manager for Bloomberg Financial Markets.  Ms. Freijsen is the co-author of two books (the most recent published in November 2012 called “The E-Factor: Entrepreneurship in the Social Media Age”). She is a frequent speaker at global conferences in cities such as New York, Boston, San Francisco, London, Amsterdam and Berlin. In 2012 she was invited to participate in the debate by the White House committee on Job Creation and she critiqued one of the presidential debates on Wall Street Journal TV from a Small Business perspective.  Ms. Freijsen holds a marketing degree from the Chartered Institute of Marketing in London.

R. Nickolas Jones received a Bachelor of Arts degree in Economics from Brigham Young University, Provo, UT in 2002, before attending Delta Connections Academy to become a professional airline pilot. After working as a pilot for Mesa Airlines, in 2007 Mr. Jones began working as an accounting consultant for J&J Consultants, LLC, in Farmington, Utah. During his time at J&J Consultants, Mr. Jones has provided accounting services for various private and public companies, as well as providing EDGAR filing services for public companies that make filings with the U.S. Securities and Exchange Commission. Mr. Jones is also currently serving as the chief financial officer of AD Systems, Inc. He lives in Clearfield, Utah, and is working towards a Master’s Degree in Accounting at Weber State University, Ogden, UT.

 James Earl Solomon  is a Certified Public Accountant (CPA) and has served as a Chief Financial Officer (CFO), Director and Audit Committee Chairman of several publicly held companies.  Since 2008, Mr. Solomon has been the Chief Financial Officer and a Director of Broadcast International.  From 2001 – 2008, he served as a Director of Nevada Chemicals Company, and from 1990 – 2001, he was a Director of Lifshultz Industries. Mr. Solomon has served as the Audit Committee Chairman for Broadcast International, Nevada Chemicals Company, and Lifshultz Industries, all publicly held companies.

Thomas Trainer is a well-recognized and awarded leader in the business technology field. Throughout the course of his 40-year career, he has assisted companies such Citigroup, PepsiCo, Reebok , Eli Lilly &Company and Joseph E. Seagram to the forefront of their Industries, in his role as their Global Chief Information Officer. His list of accomplishments include;

-- Recipient of “The Albert Einstein Award” for career achievement in Information Technology [2005].

-- Receipt of InformationWeek Magazine’s “CIO of The Year” award, for his leadership of Reebok’s Global Business Process/Technology Redesign [1994].

-- Tribute in CIO Magazine’s 10th Anniversary Edition as “The Quintessential CIO”, for his vision and leadership [1998].

-- Inclusion as a member of select Industry and Government Task Forces on Technology [1996-1999]

-- Leadership of a Cross-Healthcare Industry study, on “The Internet’s Impact on Healthcare”.

In 1996, Mr. Trainer helped found “The Working Council of CIOs of The Advisory Board” and “The Pharmaceutical Research and Manufacturers Association (PHARMA)  CIO Forum. He has lectured internationally on business and technology issues, including “The World Congress of Information Technology” in Washington, DC in 1998; and various conferences sponsored by The Economist, Forbes, BusinessWeek, Fortune, and Financial Times. In 2009 he keynoted in Beijing the “Inaugural Sino-American CIO Conference”. Mr. Trainer has also been profiled on CBS TV’s “American Edition” and CNBC’s “Technology Edge” Broadcast programs.

ITEM 5.06

CHANGES IN COMPANY SHELL STATUS

On February 1, 2012, we entered into an Acquisition and Share Exchange Agreement (the “Exchange Agreement”) by and among (i) Standard Drilling, (ii) EFactor, and (iii) the shareholders of EFactor, pursuant to which 20 holders of 70% of the outstanding common stock of EFactor transferred to us 6,580,250 of the common stock of EFactor in exchange for the issuance of 50,000,000 shares (the “Shares”) of our common stock and 5,000,000 shares of a yet to be created series of preferred stock to be entitled the “Series A Convertible Preferred Stock” (such transaction, the “Share Exchange”). This transaction closed on February 11, 2013.  As a result of the Share Exchange, EFactor became our majority-owned subsidiary.  We are now a holding company with all of our operations conducted through EFactor, which primarily consist of owning, operating and administering certain assets related to a social media network, on- and offline content and interests in a subsidiary that conducts business operations as EQMentor and certain other intellectual property, as more fully discussed herein.

As a result of these transactions we acquired assets, and started operations, sufficient to cease being a shell company, as defined in Rule 12b-2.  Additional information regarding these transactions and the assets are contained herein.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

(a)

Financial Statements of Business Acquired

Filed herewith are audited financial statements of The E-Factor Corp. for the years ended December 31, 2011 and 2010, and unaudited financial statement of The E-Factor Corp. for the three and nine months ended September 30, 2012 and 2011.

(b)

Pro Forma Financial Information

Filed herewith is unaudited pro forma combined financial information of Standard Drilling, Inc. with The E-Factor Corp.

(c)

Exhibits

3.1

Agreement and Plan of Merger dated July 27, 2006 by and among Online Holdings, Inc., a Nevada corporation, Standard Drilling Acquisition Corp., a Delaware corporation, and Standard Drilling, Inc., a Delaware corporation (1)

3.2	Amended and Restated Articles of Incorporation (2)

3.3	Bylaws (3)

10.1	Acquisition and Share Exchange Agreement by and between Standard Drilling, Inc. and The E-Factor Corp. and Certain of its Shareholders, dated February 1, 2013, with Exhibits and Schedules

10.2	Sale and Purchase Agreement between The E-Factor Corp. and DASPV, PTE Ltd, dated August 17, 2012, as amended

10.3	Share Exchange Agreement between The E-Factor Corp. and Five5Five PTE Ltd, dated January 8, 2013.

16.1	Letter from M&K CPAS, PLLC to the Securities and Exchange Commission dated February 13, 2013.

23.1	List of Subsidiaries

99.1	Audited Consolidated Financial Statements for The E-Factor Corp. for the Fiscal Years Ended December 31, 2011 and 2010

99.2	Unaudited Consolidated Financial Statements for The E-Factor Corp for the Three and Nine Months Ended September 30, 2012 and 2011

99.3	Unaudited Pro Forma Consolidated Financial Statements

(1)	Incorporated by reference to the Current Report on Form 8-K as filed with the Securities and Exchange Commission on July 27, 2006.
(2)	Incorporated by reference to the Current Report on Form 8-K as filed with the Securities and Exchange Commission on September 6, 2006.
(3)	Incorporated by reference to the Registration Statement on Form SB-2, SEC File No. 333-75434, as declared effective by the Securities and Exchange Commission on May 14, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 13, 2013	Standard Drilling, Inc.
a Nevada corporation
/s/ Adriaan Reinders

By: Adriaan Reinders
Its: President

0

The E-Factor Corp.

Financial Statements

Financial Statements as of and for the

 Years Ended December 31, 2011 and 2010, and

September 30, 2012 and 2011, respectively,

Report of Independent Registered Public Accounting Firm

Balance Sheets as of December 31, 2011 & 2010 (Audited)

Statements of Operations for the Years Ended December 31, 2011 & 2010 (Audited)

Statements of Stockholders’ Deficit for the Years Ended December 31, 2011 & 2010 (Audited)

Statements of Cash Flows for the Years Ended December 31, 2011 & 2010 (Audited)

Notes to Financial Statements for the Years Ended December 31, 2011 & 2010 (Audited)

Balance Sheets as of September 30, 2012 & December 31, 2011 (Unaudited)

Statements of Operations for the Nine Months Ended September 30, 2012 & 2011(Unaudited)

Statements of Stockholders’ Deficit for the Nine Months Ended September 30, 2012 & 2011 (Unaudited)

Statements of Cash Flows for the Nine Months Ended September 30, 2012 & 2011 (Unaudited)

Notes to Financial Statements for the Nine Months Ended September 30, 2012 & 2011 (Unaudited)

1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

E-Factor Corp.

San Francisco, California

We have audited the accompanying balance sheets of E-Factor Corporation (the “Company”) as of December 31, 2011 and 2010 and the related statements of operations, stockholders’ deficit, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EFactor Corporation as of December 31, 2011 and 2010 and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements for 2011 and 2010 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has negative operating cash flow through December 31, 2011 and has a working capital deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

January 8, 2013

THE E-FACTOR CORP.
BALANCE SHEETS

	December 31,
ASSETS	2011	2010

CURRENT ASSETS:
Cash	$11,259	$742
Accounts receivable, net of allowance of $2,097 and $0	12,597	21,260
Other current assets	4,643	4,644
Total current assets	28,499	26,646
Property, website and equipment, net of accumulated depreciation of $458,323 and $193,222	501,173	481,682
TOTAL ASSETS	$529,672	$508,328

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	$313,609	$253,556
Accounts payable - related party	19,278	-
Accrued expenses	238,690	81,912
Accrued expenses - related party	-	505,017
Deferred revenue	99,955	10,514
Current portion of note payable - third parties, net of discount	4,254	18,860
Current portion of convertible note payable - third parties, net of discount	9,250	47,092
Current portion of convertible note payable - related parties	23,521	23,521
Total current liabilities	708,557	940,472

Non-current portion of note payable	23,134	-
Non-current portion of convertible note payable - third parties, net of discount	24,211	-
TOTAL LIABILITIES	755,902	940,472

Commitments and contingencies	-	-

STOCKHOLDERS’ DEFICIT
Common stock, $0.001 par value, 10,000,000 shares authorized,
6,731,580 and 6,100,582 issued and outstanding at December 31, 2011 and 2010, respectively.	6,732	6,101

Additional paid-in capital	7,392,768	3,754,170
Accumulated deficit	(7,625,730)	(4,192,415)
Total stockholders’ deficit	(226,230)	(432,144)
Total liabilities and stockholders’ deficit	$529,672	$508,328

The accompanying notes are an integral part of these financial statements.

THE E-FACTOR CORP.
STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2011	2010

Revenues	$165,180	$135,919
Operating expenses
Cost of revenue	114,865	84,267
Sales and marketing	81,821	32,870
Product development	195,552	127,808
General and administrative	2,904,100	955,378
Depreciation and amortization	271,488	183,212
Total operating expenses	3,567,826	1,383,535
Loss from operations	(3,402,646)	(1,247,616)
Other income (expense):
Interest expense	(28,722)	(43,198)
Loss on sale of asset	(1,947)	-
Other income	-	6,599
Total other income (expense), net	(30,669)	(36,599)
Net loss	$(3,433,315)	$(1,284,215)

The accompanying notes are an integral part of these financial statements.

THE E-FACTOR CORP.
STATEMENTS OF STOCKHOLDERS’ DEFICIT
YEARS ENDED DECEMBER 31, 2011 AND 2010

	Common Stock		Additional	Accumulated	Stockholders’
	Shares	Amount	Paid in Capital	Deficit	Deficit
Balance, December 31, 2009	5,480,000	$ 5,480	$ 2,473,327	$ (2,908,200)	$ (429,393)
Issuance of common stock for cash	620,582	621	1,566,913	-	1,567,534
Forgiveness of related party receivables			(164,545)		(164,545)
Forgiveness of related party payables	-	-	(121,525)	-	(121,525)
Net Loss	-	-	-	(1,284,215)	(1,284,215)
Balance, December 31, 2010	6,100,582	$ 6,101	$ 3,754,170	$ (4,192,415)	$ (432,144)
Issuance of common stock for cash	448,956	449	1,291,308		1,291,757
Issuance of common stock for services	10,066	10	29,727		29,737
Issuance of common stock for debt	16,057	16	47,420		47,436
Issuance of common stock for accrued expenses	155,919	156	504,861		505,017
Stock option expense			1,441,219		1,441,219
Debt discount due to beneficial conversion feature			192,680		192,680
Forgiveness of related party receivables			(208,636)		(208,636)
Forgiveness of related party payables			340,019		340,019
Net loss				(3,433,315)	(3,433,315)
Balance, December 31, 2011	6,731,580	$ 6,732	$ 7,392,768	$ (7,625,730)	$ (226,230)

The accompanying notes are an integral part of these financial statements.

THE E-FACTOR CORP.
STATEMENTS OF CASH FLOWS
	For the Years Ended December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,433,315)	$(1,284,215)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation expense	271,488	183,212
Stock option expense	1,441,219	-
Amortization of debt discount	25,028	38,169
Stock compensation expense	29,737	-
Loss on sale of fixed assets	1,947	-
Allowance for bad debts	2,097	-
Changes in operating assets and liabilities:
Accounts receivables	6,567	(21,260)
Other current assets	-	(4,145)
Accounts payable	59,182	59,191
Accounts payable - related party	19,278	-
Accrued expenses	292,521	(238,743)
Deferred revenue	89,441	(7,911)
Net cash used in operating activities	(1,194,810)	(1,275,702)
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for purchase of fixed assets	(273,428)	(254,082)
Net cash used in investing activities	(273,428)	(254,082)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible notes payable	208,370	-
Proceeds from issuance of shares	1,291,757	1,567,534
Repayment of notes payable	(21,372)	(40,694)
Net cash provided by financing activities	1,478,755	1,526,840
NET INCREASE (DECREASE) IN CASH	10,517	(2,944)
CASH, BEGINNING BALANCE	742	3,686
CASH, ENDING BALANCE	$11,259	$742
Supplemental Disclosure of Cash Flows Information:
Cash paid for interest	$4,439	$-
Cash paid for income taxes	$-	$-
Non-cash Investing and Financing Activities:
Debt discount due to beneficial conversion feature	$192,680	$-
Shares issued for conversion of debt	47,436	-
Financing from purchase of automobile	29,674	-
Shares issued for settlement of accrued expenses	505,017	-
Forgiveness of related party accounts receivable	208,636	164,545
Forgiveness of related party accounts payable	340,019	121,525
The accompanying notes are an integral part of these financial statements.

6

The E-Factor Corp.

NOTES TO FINANCIAL STATEMENTS

1.	Description of Business

The E-Factor Corp. (“EFactor” or the “Company”) was incorporated in the state of Delaware on October 30, 2007, and provides full-featured social network for entrepreneurs. EFactor provides a platform that enables access to a network of contacts, registration for networking events, advisory consulting, various business tools and a broad range of services and information.

The Company currently maintains its corporate office in San Francisco, California.

2.	Basis of Presentation and Summary of Significant Accounting Policies	Management is responsible for the fair presentation of the Company’s financial statements, prepared in accordance with U.S. generally accepted accounting principles (GAAP).
Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used in the determination of depreciation and amortization, the valuation for non-cash issuances of common stock, and the website, income taxes and contingencies, among others.

	Cash Equivalents	The Company considers all investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Fair Value of Financial Instruments

Statement of financial accounting standard FASB Topic 820, “Disclosures about Fair Value of Financial Instruments”, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for assets and liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Accounts Receivable

The Company’s accounts receivable arise primarily from the sale of advertising and promotional placements on its website and from advisory services. For the year ended December 31, 2011, we had five customers make up the full receivable balance. For the year ended December 31, 2010, we had three customers with a receivable balance of $16,846 or 79% of the accounts receivable balance then outstanding. On a periodic basis, the Company evaluates each customer account and based on the days outstanding of the receivable, history of past write-offs, collections, and current credit conditions, writes off accounts it considers uncollectible. Invoices are typically due in 30 days. The Company does not accrue interest on past due accounts and the Company does not require collateral. Accounts become past due on an account-by-account basis. Determination that an account is uncollectible is made after all reasonable collection efforts have been exhausted.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization.  Expenditures for maintenance and repairs are charged to expense as incurred.  Additions, improvements and major replacements that extend the life of the asset are capitalized.

Depreciation and amortization is recorded using the straight-line method over the estimated useful lives of depreciable assets which is generally three to five years.

Website and Software Development Costs

The Company capitalizes costs to develop its internal-use software when preliminary development efforts are successfully completed, management has authorized and committed project funding, and it is probable that the project will be completed and the software will be used as intended.  Such costs are amortized on a straight-line basis over the estimated useful life of the related asset of three years.  Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed as incurred.  Costs incurred for enhancements that are expected to result in additional material functionality are capitalized and expensed over the estimated useful life of the upgrades.

The Company capitalized website and internal-use software costs of $260,450 and $250,539 for the years ended December 31, 2011 and 2010, respectively. The Company’s capitalized website and internal-use software amortization is included in depreciation and amortization in the Company’s statements of operations, and totaled $253,170 and $168,005 for the years ended December 31, 2011 and 2010, respectively.

Income Taxes

Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with FASB Topic 740, “Accounting for Income Taxes”, which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company provides for deferred taxes for the estimated future tax effects attributable to temporary differences and carry-forwards when realization is more likely than not.

Valuation allowances are established, when necessary, to reduce the deferred tax assets to an amount expected to be realized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination presumed to occur.  The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination.  For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

Revenue Recognition

Revenues are presented net of discounts. In general, the Company recognizes revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered to the customer, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured. Where arrangements have multiple elements, revenue is allocated to the elements based on the relative selling price method and revenue is recognized based on the Company’s policy for each respective element.

The Company generates revenue primarily from sales of the following services:

Member Fees —The Company holds a variety of networking and informational events for its members and sells various membership packages to customers that allow users to have access to premium services via the EFactor website. Revenue from member services is recognized ratably over the contractual period, generally from one to 12 months.

Sponsorships —The Company sells priority advertising and promotional placements on its website portal to companies that wish to reach the Company’s membership and website visitors to introduce such members and visitors to products and services related to their general interests. Revenue from these sponsorships is recognized after the advertising or promotional placement takes place.

Advisory Services —The Company promotes and makes available advisory and consulting services to members for the purpose of support, introduction guidance and general mentoring of members in their pursuit of their entrepreneurial objectives, for which fees are charged. Revenue is recognized as services are rendered.

Amounts billed or collected in excess of revenue recognized are recorded as deferred revenue.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits at financial institutions.  At various times during the year, the Company may exceed the federally insured limits.  To mitigate this risk, the Company places its cash deposits only with high credit quality institutions in the United States and the Netherlands.  Management believes the risk of loss is minimal.  At December 31, 2011 and 2010 the Company did not have any uninsured cash deposits.

Impairment of Long-lived Assets

The Company accounts for long-lived assets in accordance with the provisions of FASB Topic 360, “Accounting for the Impairment of Long-Lived Assets”. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when the estimated future cash flows from the use of the asset are less than the carrying amount of that asset.  During 2011 and 2010, there have been no impairment losses.

	Comprehensive Loss	There are no components of comprehensive loss other than net loss, and accordingly the Company’s comprehensive loss is equivalent to its net loss for the periods presented.

Net Loss per Common Share

Basic net loss per share of common stock excludes dilution and is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding for the period. Diluted net loss per share of common stock reflects the potential dilution that could occur if securities or other contracts to issue shares of common stock were exercised or converted into shares of common stock. For all periods presented, there are no potentially dilutive securities as the Company only has common stock issued.

Advertising Costs

Advertising costs are expensed when incurred and are included in sales and marketing expense in the accompanying statements of operations. The Company incurred advertising costs of $81,821 and $32,870 for the years ended December 31, 2011 and 2010, respectively.

Stock-Based Compensation

The Company plans to record stock-based compensation at fair value at the grant date and recognize the expense over the employee’s requisite service period. The Company issued 971,150 options to employees as of December 31, 2011. The Company used the Black-Scholes option pricing model to estimate the fair value of the stock option grants. This valuation model for stock-based compensation expense requires the Company to make assumptions and judgments about variables used in the calculation, including the fair value of the Company’s stock, the expected term (the period of time the options granted are expected to be outstanding), the volatility of the Company’s stock, a risk-free interest rate, and dividends. The Company plans to use the simplified calculation of expected term described in SEC Staff Accounting Bulletin No. 107, Share-Based Payment, and volatility based on an average of the historical volatilities of similar companies, as the Company does not have a history of a publicly traded stock price. The risk-free interest rate for the expected term of the option will be based on the U.S. Treasury yield curve in effect at the time of the grant. See note 7 on the valuation of the options issued.

Foreign Currency Transactions

Foreign currency transactions are translated using the spot exchange rate at the settlement date of the transaction. Foreign assets and liabilities are translated using year-end exchange rates. Foreign exchange transaction gains and losses are insignificant, and are included in general and administrative expenses in the accompanying statements of operations.

Recent Accounting Pronouncements

The Company has assessed all newly issued accounting pronouncements released during the years ended December 31, 2011 and 2010, and have found none of them to have a material impact on the Company’s financial statements.

3.	Going Concern

The Company’s financial statements are prepared using generally accepted accounting principles, which contemplate the realization of assets and liquidation of liabilities in the normal course of business.  Because the business is new and has no history and relatively few sales, no certainty of continuation can be stated. The accompanying consolidated financial statements for 2011 and 2010 have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has suffered losses from operations and has a working capital deficit, which raises substantial doubt about its ability to continue as a going concern.

Management is taking steps to raise additional funds to address its operating and financial cash requirements to continue operations in the next twelve months. Management has devoted a significant amount of time in the raising of capital from additional debt and equity financing. However, the Company’s ability to continue as a going concern is dependent upon raising additional funds through debt and equity financing and generating revenue. There are no assurances the Company will receive the necessary funding or generate revenue necessary to fund operations. The financial statements contain no adjustments for the outcome of this uncertainty.

4.	Property and Equipment

Property and equipment, net consisted of the following:

Depreciation and amortization expense on property and equipment was $271,488 and $183,212 for the years ended December 31, 2011 and 2010, respectively.

5.	Notes Payable

During the years ended December 31, 2011 and 2010, the Company obtained several convertible  unsecured short term notes payable from individuals totaling $44,370 and $0, respectively. The convertible notes bear interest of 5% and repayment of the notes is at the discretion of the Company. The notes payable are convertible into shares at a price of $1.48. The Company evaluated the embedded conversion features within the convertible debt under ASC 815 “Derivatives and Hedging” and determined the embedded conversion feature should be classified in equity. Additionally, the instruments were evaluated under ASC 470-20 “Debt with Conversion and Other Options” for consideration of any beneficial conversion feature. The Company determined the beneficial conversion feature had an intrinsic value of $44,370.

During the years ended December 31, 2011 and 2010, the Company obtained two long term convertible notes payable from individuals in the amounts of $164,000 and $0, respectively. The convertible notes bear interest of 12% and repayment of the convertible notes is due on January 5, 2013. The notes payable are convertible into shares at the exercise price of $1 and $2, respectively. The Company evaluated the embedded conversion features within the convertible debt under ASC 815 “Derivatives and Hedging” and determined the embedded conversion feature should be classified in equity. Additionally, the convertible notes payable were evaluated under ASC 470-20 “Debt with Conversion and Other Options” for consideration of any beneficial conversion feature. The Company determined the beneficial conversion feature  had an intrinsic value of $148,310.

During the years ended December 31, 2011 and 2010, the Company obtained financing for an automobile in the amount of $29,674 and $0, respectively. The financing was repayable over 6 years with 7.5% interest. During the years ended December 31, 2011 and 2010, the Company had a balance of $27,388 and $7,890 related to vehicle financing.

During the years ended December 31, 2011 and 2010, the Company recognized $25,028 and $38,169 of interest expense due to the amortization of debt discount from the beneficial conversion feature, respectively.

During the years ended December 31, 2011 and 2010, the Company made principal repayments totaling $21,372 and $40,694 and issued shares to convert $43,947 and $0 of outstanding debt, respectively.

During the years ended December 31, 2011 and 2010, the Company had total debt discounts of $167,652 and $0 respectively.

6.	Related Parties and Related Party Transactions

On behalf of the Company, Linge Beleggingen BV, a Dutch company and a related party, has disbursed funds to pay for Company expenses. During the years ended December 31, 2011 and 2010, Linge paid for $340,019 and $121,525 of Company expenses. These amounts were forgiven by Linge and were recorded as additional paid in capital.

During the years ended December 31, 2011 and 2010, the Company advanced $208,636 and $164,545 respectively to three officers of the Company. As of December 31, 2011, the Company forgave these balances and recorded a reduction in additional paid in capital.

During the years ended December 31, 2011 and 2010, the Company had accrued salaries to its three officers of $0 and $505,017. The entirety of the accrued salaries was converted into 155,919 shares of common stock in 2011. There was no gain or loss related to the conversion of the accrued salaries into common stock.

During the years ended December 31, 2011 and 2010, the Company has an outstanding balance $23,521 and $23,521 of notes payable due to related parties, and $19,278 and $0 of accounts payable due to related parties.

7.	Commitments and Contingencies

From time to time, the Company may become involved in claims and other legal matters arising in the ordinary course of business. Management is not currently aware of any matters that will have a material adverse effect on the Company’s financial position, results of operations or its cash flows.

The Company leases its office facilities under an operating lease agreement that expires in March 2013. The terms of the lease agreement provide for rental payments on a graduated basis. The Company recognizes rent expense on a straight-line basis over the lease period. In addition, the Company rents temporary office and living spaces for executives traveling and working away from home to defray the cost of extending lodging arrangements. Rent expense, principally for leased office space under operating lease commitment, was $69,000 and $59,000 for the years ended December 31, 2011 and 2010, respectively.

The Company’s future minimum payments under non-cancelable operating leases for office facilities having initial terms in excess of one year as of December 31, 2011, are as follows:

8.	Stockholders’ Deficit

The Company’s Articles of Incorporation to authorize the issuance 10,000,000 shares of one (1) class of $.001 par value common stock.

The holders of common stock are entitled to one vote per share for the election of directors and all other matters submitted to a vote of the Company’s stockholders. The Company has issued shares of common stock in exchange for cash and services.

            Dividends

The Company has never issued dividends.

            Warrants

The Company has never issued any warrants.

Common Stock

During the years ended December 31, 2011 and 2010, the Company issued 448,956 and 620,582 shares for $1,291,757 and $1,567,534 of cash respectively. The Company issued 10,066 and 0 shares for services valued at $29,737 and $0. The Company issued 16,057 and 0 shares to settle $47,436 and $0 of notes payable. The Company issued 155,919 and 0 shares to settle $505,017 and $0 of accrued expenses and liabilities.

     Options

In September 2011, the Company adopted the 2011 Stock Option Plan pursuant to which stock options to acquire 1,849,772 shares of the Company’s common stock were available for issuance.  Under the Plan, non-statutory stock options and stock purchase rights may be granted to employees and consultants. Incentive stock options may be granted only to employees.

The Company also issued 971,150 options to purchase common shares to employees. These options had terms of 4 to 5 years, exercise prices of $2.95 - $3.25, and had vesting dates from immediately to 10/1/2011. The options were valued using the Black-Scholes pricing model. Significant assumptions used in the valuation include the following:

Expected term: 3.25-3.75 years

Expected volatility: 173.31% - 173.49%

Risk free interest rate: 0.85% - 4.16%

Expected dividend yield: 0%

The grant date fair value of the options was determined to be $2,574,788. During the year ended December 31, 2011 and 2010, stock option expense related to the options totaled $1,441,219 and $0, respectively.

9.	Income Taxes

The Company’s income tax expense for the periods presented in the statements of operations represents minimum California franchise taxes. The items accounting for the difference between income taxes computed at the federal statutory rate and the provision for income taxes were as follows:

The tax effects of the temporary differences and carry forwards that give rise to deferred tax assets consist of the following:

At December 31, 2011 and 2010, the Company had net operating loss carry forwards available to offset future taxable income of approximately $6,025,000 and $4,150,000, respectively. These carry forwards will begin to expire in the year ending December 31, 2023. Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The Company has not performed a change in ownership analysis since its inception in 2007 and, accordingly, some or all of its net operating loss carryforwards may not be available to offset future taxable income. Even if the loss carryforwards are available, they may be subject to substantial annual limitations resulting from past ownership changes, and ownership changes occurring after December 31, 2011, that could result in the expiration of the loss carryforwards before they are utilized.

The Company periodically evaluates the likelihood of the realization of deferred tax assets, and adjusts the carrying amount of the deferred tax assets by the valuation allowance to the extent the future realization of the deferred tax assets is not judged to be more likely than not. The Company considers many factors when assessing the likelihood of future realization of its deferred tax assets, including its recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income or loss, the carry-forward periods available to the Company for tax reporting purposes, and other relevant factors. At December 31, 2011 and 2010, deferred tax assets have been fully offset by a valuation allowance.

The Company files income tax returns in the U.S. federal jurisdiction, and with the State of California. The Company is subject to U.S. federal and state income tax examinations by tax authorities for tax years 2007 through 2011 due to net operating losses that are being carried forward for tax purposes. The Company does not have any uncertain tax positions or unrecognized tax benefits at December 31, 2011 or 2010. The Company’s policy is to recognize interest and penalties related to income taxes as components of interest expense and other expense, respectively.

10.	Subsequent Events

Subsequent to September 30, 2012, the Company acquired 100% of the outstanding shares of EQMentor, Inc. for 663,197 shares of its common stock.  The Company also issued 84,647 shares of its common stock for $131,844 of cash and 134,000 shares upon conversion of $39,200 of convertible notes payable.

Subsequent to September 30, 2012, the Company received $204,000 of proceeds from related party notes payable and $50,000 from convertible notes payable.

In accordance with ASC 855 Company management reviewed all material events through February 11, 2013  and determined that there are no additional material subsequent events to report.

11.	Significant Customers

For the year ended December 31, 2011, we had five customers make up the full receivable balance, and two customers that accounted for 43% of the total revenues for the twelve month period.

For the year ended December 31, 2010, we had three customers with a receivable balance of $16,846 or 79% of the accounts receivable balance then outstanding and these customers accounted for 63% of the total revenues for the twelve month period.

THE E-FACTOR CORP.
Balance Sheets
ASSETS
	September 30,	December 31,
	2012	2011
	(unaudited)
CURRENT ASSETS
Cash	$75,339	$11,259
Accounts receivable, net of allowance of $2,097 and $2,097	7,581	12,597
Prepaid expenses	14,938	4,643
Other current assets
Total Current Assets	97,858	28,499
PROPERTY, WEBSITE AND EQUIPMENT, net of accumulated depreciation of and $735,579 and $458,323	461,526	501,173
TOTAL ASSETS	$559,384	$529,672
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts payable	$472,788	$313,609
Accrued expenses	177,302	238,690
Accounts payable - related party	24,615	19,278
Deferred revenue	78,800	99,955
Notes payable- current portion, net of discount	4,505	4,254
Convertible notes payable-current portion, net of discount	269,865	9,250
Notes payable related parties- current portion	21,776	23,521
Total Current Liabilities	1,049,651	708,557
NON-CURRENT LIABILITIES
Convertible notes payable	19,725	23,134
Notes payable	-	24,211
Total Non-Current Liabilities	19,725	47,345
TOTAL LIABILITIES	1,069,376	755,902
STOCKHOLDERS' DEFICIT
Common stock, 100,000,000 shares authorized at
par value of $0.001, 8,022,921 and 6,731,580 shares
issued and outstanding, respectively	8,023	6,732
Additional paid-in capital	10,278,494	7,392,768
Deficit accumulated during the development stage	(10,796,509)	(7,625,730)
Total Stockholders' Deficit	(509,992)	(226,230)
TOTAL LIABILITIES AND
STOCKHOLDERS' DEFICIT	$559,384	$529,672
The accompanying notes are an integral part of these financial statements.

THE E-FACTOR CORP.
STATEMENTS OF OPERATIONS (Unaudited)

	For the Nine Months Ended September 30,
	2012	2011

Revenues	$234,495	$137,210
Operating expenses
Cost of revenue	112,516	91,650
Sales and marketing	115,400	58,122
Product development	633	2,465
General and administrative	2,708,850	2,406,505
Depreciation and amortization	277,255	205,041
Total operating expenses	3,214,654	2,763,783
Loss from operations	(2,980,159)	(2,626,573)
Other income (expense):
Interest expense	(199,478)	(3,050)
Loss on sale of asset	(0)	-
Other income	8,858	-
Total other income (expense), net	(190,620)	(3,050)
Net loss	$(3,170,779)	$(2,629,623)

The accompanying notes are an integral part of these financial statements.

THE E-FACTOR CORP.
Statements of Stockholders' Deficit
(unaudited)
	Common Stock		Additional Paid in	Accumulated	Total Stockholders'
	Shares	Amount	Capital	Deficit	(Deficit)
Balance, December 31, 2011	6,731,580	6,732	7,392,768	(7,625,730)	(226,230)

Issuance of common stock for cash	401,445	401	802,489	-	802,890

Issuance of common stock for services	562,021	562	1,123,480	-	1,124,042

Issuance of common stock for debt	266,465	267	532,663	-	532.930

Shares issued for debt discount	61,410	61	122,759	-	122,820

Stock option expense			280,554	-	280,554

Debt discount due to BCF			23,781	-	23,781

Loss for the nine months ended September 30, 2012	-	-	-	(3,170,779)	(3,170,779)

Balance, September 30, 2012	8,022,921	$8,023	$10,278,494	$(10,796,509)	$(509,992)
The accompanying notes are an integral part of these financial statements

THE E-FACTOR CORP.
Statements of Cash Flows
(unaudited)
	For the Nine Months Ended
	September 30,
	2012	2011
OPERATING ACTIVITIES
Net loss	$(3,170,779)	$(2,629,623)
Adjustments to reconcile net loss to
net cash used by operating activities:
Depreciation	277,255	205,041
Common stock issued for services	1,124,042	29,737
Stock option expense	280,554	1,385,202
Amortization of debt discount	172,629	6,124
Changes in operating assets and liabilities:
Accounts receivable	5,016	(7,619)
Prepaid expenses	(10,295)	1
Deferred revenue	(21,155)	14,601
Accounts payable	159,179	55,608
Accrued expenses related parties	5,337	0
Accrued expenses	(65,962)	31,412
Net Cash Used in Operating Activities	(1,244,179)	(909,516)
INVESTING ACTIVITIES
Purchase of fixed assets	(237,609)	(267,594)
Net Cash Provided by Investing Activities	(237,609)	(267,594)
FINANCING ACTIVITIES
Proceeds from common stock	802,890	1,281,757
Repayment of debt	(3,159)	(5,409)
Proceeds from notes payable related parties	800
Proceeds from notes payable	745,337	14,370
Net Cash Provided by Financing Activities	1,545,868	1,290,718
NET INCREASE IN CASH	64,080	113,608
CASH AT BEGINNING OF PERIOD	11,259	742
CASH AT END OF PERIOD	$75,339	$114,350
CASH PAID FOR:
Interest	$1,748	$3,050
Income Taxes	$-	$-
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Debt discount due to beneficial conversion feature	$23,781	$14,370
Shares issued for debt discount	$122,759	$-
Shares issued for conversion of debt	$534,960	$43,947
PP&E purchased by financing	$-	$29,674
Shares issued for accrued expenses	$-	$505,017

The accompanying notes are an integral part of these financial statements.

4

THE E-FACTOR CORP.

Notes to the Financial Statements

September 30, 2012

(Unaudited)

NOTE 1 - CONDENSED FINANCIAL STATEMENTS

The accompanying financial statements have been prepared by the Company without audit.  In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at September 30, 2012, and for all periods presented herein have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.  These condensed financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 2011 audited financial statements located elsewhere in this Form 8-K filing.  The results of operations for the periods ended September 30, 2012 and 2011 are not necessarily indicative of the operating results for the full years.

NOTE 2 - GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles, which contemplate the realization of assets and liquidation of liabilities in the normal course of business.  Because the business is new and has no history and relatively few sales, no certainty of continuation can be stated. The accompanying consolidated financial statements for 2012 and 2011 have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has suffered losses from operations and has a working capital deficit, which raises substantial doubt about its ability to continue as a going concern.

Management is taking steps to raise additional funds to address its operating and financial cash requirements to continue operations in the next twelve months. Management has devoted a significant amount of time in the raising of capital from additional debt and equity financing. However, the Company’s ability to continue as a going concern is dependent upon raising additional funds through debt and equity financing and generating revenue. There are no assurances the Company will receive the necessary funding or generate revenue necessary to fund operations. The financial statements contain no adjustments for the outcome of this uncertainty.

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Recent Accounting Pronouncements

The Company has evaluated recent accounting pronouncements and their adoption has not had or is not expected to have a material impact on the Company’s financial position or statements.

NOTE 4 – RELATED-PARTY TRANSACTIONS

As of September 30, 2012 and December 31, 2011, respectively, the Company had borrowed a net total of $46,391 and $42,799 from related parties of the Company to finance the ongoing operations of the Company.  These payables are presented on the balance sheets as “Notes payable - related party” and “Payable – related party” and are non-interest bearing, unsecured, and are due on demand.

5

THE E-FACTOR CORP.

Notes to the Financial Statements

September 30, 2012

(unaudited)

NOTE 5 – CONVERTIBLE NOTES PAYABLE

During the nine months ended September 30, 2012 and 2011, the Company obtained several convertible unsecured short term notes payable from individuals totaling $745,337 and $14,370, respectively. The convertible notes bear interest of 0% to 12%and repayment of the notes is at the discretion of the Company. The notes payable are convertible into shares at a price of $1 to $2 per share. The Company evaluated the embedded conversion features within the convertible debt under ASC 815 “Derivatives and Hedging” and determined the embedded conversion feature should be classified in equity. Additionally, the instruments were evaluated under ASC 470-20 “Debt with Conversion and Other Options” for consideration of any beneficial conversion feature. The Company determined the beneficial conversion feature had an intrinsic value of $146,540. As of September 30, 2012 the Company owed $269,865 for the convertible debt net of a discount of $141,563.

During the nine months ended September 30, 2012 and 2011, the Company recognized $172,629 and $6,124 of interest expense due to the amortization of debt discount from the beneficial conversion feature, respectively.

During the nine months ended September 30, 2012 and 2011, the Company issued shares to convert $534,960 and $43,947 of outstanding debt, respectively.

NOTE 6 – STOCKHOLDERS’ DEFICIT

The Company’s Articles of Incorporation to authorize the issuance 10,000,000 shares of one (1) class of $.001 par value common stock.

The holders of common stock are entitled to one vote per share for the election of directors and all other matters submitted to a vote of the Company's stockholders. The Company has issued shares of common stock in exchange for cash and services.

Dividends

The Company has never issued dividends.

Warrants

The Company has never issued any warrants.

Common Stock

During the nine months ended September 30, 2012, the Company issued 401,445 shares for $802,890 of cash respectively. The Company issued 562,201 shares for services valued at $1,124,042. The Company issued 562,021 shares to settle $532,930 of notes payable. The Company issued 61,410 shares to pay loan fees of $61,410.

Options

In September 2011, the Company adopted the 2011 Stock Option Plan pursuant to which stock options to acquire 1,849,772 shares of the Company’s common stock were available for issuance.  Under the Plan, non-statutory stock options and stock purchase rights may be granted to employees and consultants. Incentive stock options may be granted only to employees.

The Company also issued 971,150 options to purchase common shares to employees. These options had terms of 4 to 5 years, exercise prices of $2.95 - $3.25, and had vesting dates from immediately to 10/1/2011. The options were valued using the Black-Scholes pricing model. Significant assumptions used in the valuation include the following:

Expected term: 3.25-3.75 years

Expected volatility: 173.31% - 173.49%

Risk free interest rate: 0.85% - 4.16%

6

Expected dividend yield: 0%

THE E-FACTOR CORP.

Notes to the Financial Statements

September 30, 2012

(unaudited)

The grant date fair value of the options was determined to be $2,574,788. During the year ended September 30, 2012 and 2011, stock option expense related to the options totaled $280,554 and $1,385,202, respectively.

	Options	Weighted Average Exercise Price	Weighted Average Remaining Life
Outstanding as of December 31, 2010
Granted	971,150	$3.11	2.70
Exercised	-	-	-
Expired/Cancelled	-	-	-
Outstanding as of December 31, 2011	-	-	-
Granted	971,150	$3.11	2.70
Exercised	-	-	-
Expired/Cancelled	-	-	-
Outstanding as of September 30, 2012	971,150	$3.11	1.95

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Litigation

The Company is subject to litigation in the normal course of business. Estimated liabilities for litigation are accrued in the financial statements when the amounts are determinable and the liability is probable. As of September 30, 2012 the Company has no accruals for litigation.

NOTE 8 – SUBSEQUENT EVENTS

Subsequent to September 30, 2012, the Company acquired 100% of the outstanding shares of EQMentor, Inc. for 663,197 shares of its common stock.  The Company also issued 84,647 shares of its common stock for $131,844 of cash and 134,000 shares upon conversion of $39,200 of convertible notes payable.

Subsequent to September 30, 2012, the Company received $204,000 of proceeds from related party notes payable and $50,000 from convertible notes payable.

In accordance with ASC 855 Company management reviewed all material events through February 11, 2013  and determined that there are no additional material subsequent events to report.

0

The E-Factor Corp.

Financial Statements

Unaudited Proforma Consolidated Financial Statements

for Standard Drilling and The E-Factor Corp

for the Nine Months Ended September 30, 2012

THE E-FACTOR CORP.
Proforma Consolidated Balance Sheet
Standard Drilling, Inc. as of September 30, 2012
The E-Factor Corp as of September 30, 2012

		The				Adjusted
	Standard	E-Factor	Combined	Pro Forma		Pro Forma
	Drilling, Inc.	Corp.	Totals	Adjustments	REF	Totals
ASSETS
CURRENT ASSETS
Cash	$879	$75,339	$76,218	$-		$76,218
Accounts receivable	-	7,581	7,581	-		7,581
Other current assets	-	14,938	14,938	-		14,938
Total Current Assets	879	97,858	98,737	-		98,737

PROPERTY AND EQUIPMENT, net	-	461,526	461,526	-		461,526
TOTAL ASSETS	$879	$559,384	$560,263	$-		$560,263

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable and accrued expenses	$303,177	$650,090	$953,267	$-		$953,267
Deferred revenue	-	78,800	78,800	-		78,800
Notes payable	-	274,370	274,370	-		274,370
Related party debt	-	46,391	46,391	-		46,391
Total Current Liabilities	303,177	1,049,651	1,352,828	-		1,352,828

LONG TERM LIABILITIES
Loans and notes payable	-	19,725	19,725	-		19,725
Long term liabilities	-	19,725	19,725	-		19,725
TOTAL LIABILITIES	303,177	1,069,376	1,372,553	-		1,372,553

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock	-	-	-	5,000	[1]	5,000
Common stock	33,459	8,023	41,482	41,977	[1]	83,459
Additional paid-in capital	18,473,461	10,278,494	28,751,955	(18,856,195)	[1]	9,895,760
Retained earnings (deficit)	(18,809,218)	(10,796,509)	(29,605,727)	18,809,218	[2]	(10,796,509)
Total Stockholders' Equity (Deficit)	(302,298)	(509,992)	(812,290)	-		(812,290)

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY (DEFICIT)	$879	$559,384	$560,263	$-		$560,263

THE E-FACTOR CORP.
Proforma Consolidated Statements of Operations
Standard Drilling, Inc. For the Nine Months Ended September 30, 2012
The E-Factor Corp. For the Nine Months Ended September 30, 2012
						Pro-Forma
		The				Adjusted
	Standard	E-Factor	Combined	Pro Forma		Combined
	Drilling, Inc.	Corp	Totals	Adjustments	REF	Totals
REVENUES	$-	$234,495	$234,495	$-		$234,495
COST OF SALES	-	112,516	112,516	-		112,516

GROSS PROFIT	-	121,979	121,979	-		121,979

OPERATING EXPENSES

General and administrative	29,248	2,824,883	2,854,131	-		2,854,131
Depreciation and amortization expense	-	277,255	277,255	-		277,255

Total Costs and Expenses	29,248	3,102,138	3,131,386	-		3,131,386

OPERATING LOSS	(29,248)	(2,980,159)	(3,009,407)	-		(3,009,407)

OTHER INCOME (EXPENSE)

Other gain	15,000	8,858	23,858	-		23,858
Interest expense	(11,853)	(199,478)	(211,331)	-		(211,331)

Total Other Income (Expense)	3,147	(190,620)	(187,473)	-		(187,473)

LOSS BEFORE INCOME TAXES	(26,101)	(3,170,779)	(3,196,880)	-		(3,196,880)
PROVISION FOR INCOME TAXES	-	-	-	-		-

NET LOSS	$(26,101)	$(3,170,779)	$(3,196,880)	$-		$(3,196,880)

BASIC AND DILUTED LOSS PER SHARE	$(0.00)	$(0.06)				$(0.04)

WEIGHTED AVERAGE SHARES OUTSTANDING	33,458,880	50,000,000				83,458,880

THE E-FACTOR CORP.
Proforma Consolidated Balance Sheet
Standard Drilling, Inc. as of December 31, 2011
The E-Factor Corp as of December 31, 2011

		The				Adjusted
	Standard	E-Factor	Combined	Pro Forma		Pro Forma
	Drilling, Inc.	Corp.	Totals	Adjustments	REF	Totals
ASSETS

CURRENT ASSETS
Cash	$520	$11,259	$11,779	$-		$11,779
Accounts receivable	-	12,597	12,597	-		12,597
Other current assets	-	4,643	4,643	-		4,643
Total Current Assets	520	28,499	29,019	-		29,019
PROPERTY AND EQUIPMENT, net	-	501,173	501,173	-		501,173
TOTAL ASSETS	$520	$529,672	$530,192	$-		$530,192

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$276,717	$571,577	$848,294	$-		$848,294
Deferred revenue	-	99,955	99,955	-		99,955
Notes payable	-	13,504	13,504	-		13,504
Related party debt	-	23,521	23,521	-		23,521
Total Current Liabilities	276,717	708,557	985,274	-		985,274
LONG TERM LIABILITIES
Loans and notes payable	-	47,345	47,345	-		47,345
Long term liabilities	-	47,345	47,345	-		47,345
TOTAL LIABILITIES	276,717	755,902	1,032,619	-		1,032,619

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock	-	-	-	5,000	[1]	5,000
Common stock	33,459	6,732	40,191	43,268	[1]	83,459
Additional paid-in capital	18,473,461	7,392,768	25,866,229	(18,831,385)	[1]	7,034,844
Retained earnings (deficit)	(18,783,117)	(7,625,730)	(26,408,847)	18,783,117	[2]	(7,625,730)

Total Stockholders' Equity (Deficit)	(276,197)	(226,230)	(502,427)	-		(502,427)

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY (DEFICIT)	$520	$529,672	$530,192	$-		$530,192

THE E-FACTOR CORP.
Proforma Consolidated Statements of Operations
Standard Drilling, Inc. For the Year Ended December 31, 2011
The E-Factor Corp. For the Year Ended December 31, 2011
						Pro-Forma
		The				Adjusted
	Standard	E-Factor	Combined	Pro Forma		Combined
	Drilling, Inc.	Corp	Totals	Adjustments	REF	Totals
REVENUES	$-	$165,180	$165,180	$-		$165,180
COST OF SALES	-	114,865	114,865	-		114,865

GROSS PROFIT	-	50,315	50,315	-		50,315

OPERATING EXPENSES

General and administrative	71,434	3,181,473	3,252,907	-		3,252,907
Depreciation and amortization expense	-	271,488	271,488	-		271,488

Total Costs and Expenses	71,434	3,452,961	3,524,395	-		3,524,395

OPERATING LOSS	(71,434)	(3,402,646)	(3,474,080)	-		(3,474,080)

OTHER INCOME (EXPENSE)

Other loss	-	(1,947)	(1,947)	-		(1,947)
Interest expense	(14,908)	(28,722)	(43,630)	-		(43,630)

Total Other Income (Expense)	(14,908)	(30,669)	(45,577)	-		(45,577)

LOSS BEFORE INCOME TAXES	(86,342)	(3,433,315)	(3,519,657)	-		(3,519,657)
PROVISION FOR INCOME TAXES	-	-	-	-		-

NET LOSS	$(86,342)	$(3,433,315)	$(3,519,657)	$-		$(3,519,657)

BASIC AND DILUTED LOSS PER SHARE	$(0.00)	$(0.07)				$(0.04)

WEIGHTED AVERAGE SHARES OUTSTANDING	33,458,880	50,000,000				83,458,880

PRO FORMA ADJUSTMENTS

Common Stock		50,000	[1]	To record 50,000,000 shares of common stock issued to acquire E-Factor Corp.
Preferred Stock		5,000	[1]	To record 5,000,000 shares of preferred stock issued to acquire E-Factor Corp.
Additional Paid-in Capital	55,000		[1]	To record shares issued to acquire E-Factor Corp.
Accumulated Deficit		(18,783,117)	[2]	To eliminate accumulated deficit of Standard Drilling, Inc.
Additional Paid-in Capital	(18,783,117)		[2]	To eliminate accumulated deficit of Standard Drilling, Inc.

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